Exhibit 2.1

ACQUISITION AGREEMENT

BY AND AMONG

GREENLIGHT FINANCIAL SERVICES,

a California corporation,

JOANN PHAM,

an individual

AND

NATIONSTAR MORTGAGE LLC,

a Delaware limited liability company

DATED AS OF MAY 6, 2013

Page

ARTICLE I
DEFINITIONS
1

Section 1.01. Certain Defined Terms	1

Section 1.02. Other Defined Terms	11

Section 1.03. Interpretation	12

ARTICLE II
PURCHASE AND SALE OF ASSETS
12

Section 2.01. Purchase and Sale of Assets; Exclusion of Excluded Assets	12

Section 2.02. Assumption of Assumed Liabilities; Retention of Retained Liabilities	15

Section 2.03. Purchase Price	15

Section 2.04. Closing	16

Section 2.05. Closing Deliveries by Seller	16

Section 2.06. Closing Deliveries by Purchaser	17

Section 2.07. Accounting	17

Section 2.08. Nonassignable Assets	17

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER
18

Section 3.01. Organization and Good Standing	18

Section 3.02. Authority	18

Section 3.03. No Conflict; Consents and Approvals	19

Section 3.04. Financial Statements; No Undisclosed Liabilities.	19

Section 3.05. Absence of Certain Changes or Events	20

Section 3.06. Absence of Litigation	21

Section 3.07. Compliance with Laws	21

Section 3.08. Ownership of the Assets	23

Section 3.09. Real Property	23

Section 3.10. Employee Matters	24

Section 3.11. Environmental Matters	25

Section 3.12. Contracts	25

i

(continued)

(continued)

Page
Section 5.12. No Competition; No Solicitation	44

Section 5.13. Bulk Transfer Compliance	45

Section 5.14. Loans in Inventory	45

Section 5.15. Post-Closing Obligations of Purchaser with Respect to Pipeline Loans	45

ARTICLE VI
EMPLOYEE MATTERS
45

Section 6.01. Employee List	45

Section 6.02. Offers of Employment	45

Section 6.03. Waiver of Preexisting Conditions, Exclusions and Waiting Periods; Prior Credit	46

Section 6.04. Welfare Benefit Plans	46

Section 6.05. COBRA	47

Section 6.06. No Third-Party Beneficiaries	47

Section 6.07. 401(k) Plan	47

Section 6.08. Access	47

Section 6.09. Accrued Vacation	47

Section 6.10. Employee Notices	48

ARTICLE VII
TAX MATTERS
48

Section 7.01. Allocation of Taxes; Tax Claims	48

Section 7.02. Assistance and Cooperation	50

Section 7.03. Transfer Taxes	50

Section 7.04. Tax Indemnification	50

Section 7.05. Tax Characterization of Adjustments	50

ARTICLE VIII
CONDITIONS TO CLOSING
51

Section 8.01. Conditions to Each Party’s Obligation	51

Section 8.02. Conditions to Obligations of Seller and Shareholder	51

Section 8.03. Conditions to Obligations of Purchaser	51

(continued)

Page
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
52

Section 9.01. Termination	52

Section 9.02. Effect of Termination	53

ARTICLE X
INDEMNIFICATION
53

Section 10.01. Indemnification; Remedies	53

Section 10.02. Notice of Claim; Defense	56

Section 10.03. No Duplication; Exclusive Remedy; Indemnification Limitations	58

Section 10.04. Security for Indemnification	59

ARTICLE XI
GENERAL PROVISIONS
59

Section 11.01. Waiver	59

Section 11.02. Expenses	60

Section 11.03. Notices	60

Section 11.04. Headings	61

Section 11.05. Severability	61

Section 11.06. Entire Agreement	62

Section 11.07. Assignment	62

Section 11.08. No Third-Party Beneficiaries	62

Section 11.09. Amendment	62

Section 11.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	62

Section 11.11. Counterparts	63

Section 11.12. No Presumption	63

Section 11.13. Availability of Equitable Relief	63

Section 11.14. Time of Essence	63

Section 11.15. Seller Disclosure Schedule	63

Section 11.16. Construction of Agreements	64

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT, dated as of May 6, 2013, is entered into by and among GREENLIGHT FINANCIAL SERVICES, a California corporation (“Seller”), NATIONSTAR MORTGAGE LLC, a Delaware limited liability company (“Purchaser”), and, solely for purposes of Sections 3.02(b), 3.03, 3.08(d), 3.17, 5.03, 5.12 and 10.01(d) and Article XI, JOANN PHAM, an individual (“Shareholder”).

W I T N E S S E T H:

WHEREAS, Seller beneficially owns and operates the Business (as defined below);

WHEREAS, Seller wishes to transfer to Purchaser or its designated wholly owned Subsidiaries, and Purchaser wishes to purchase and assume, the Assets and the Assumed Liabilities (each as defined below) from Seller, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, in consideration of Purchaser’s willingness to enter into this Agreement, Shareholder wishes to make certain representations and warranties to Purchaser and agree to certain covenants and other obligations hereunder.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Action” means any civil, criminal or administrative claim, demand, litigation, action, suit, investigation, prosecution, arbitration, mediation or proceeding.

“Affiliate” means, with respect to any specified Person, any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person, provided, however, that David Norris shall not be deemed to be an Affiliate of Seller or Shareholder for purposes of this Agreement.

“Agreement” means this Agreement, including the Seller Disclosure Schedule and all Exhibits and Schedules hereto and thereto, and all amendments hereto and thereto made in accordance with Section 11.09.

“Ancillary Agreements” means the Bill of Sale and Instrument of Assumption of Liabilities, the Copyright Assignment Agreement, the Domain Name Assignment Agreement, the Escrow Agreement, the Trademark Assignment Agreement, the Transition Services Agreement and, if applicable, the Mortgage Loan Purchase Agreement.

“Applicable Post-Closing Period” means the period beginning at the Closing and ending on the second anniversary of the Closing.

“Applicable Requirements” means, as of the time of reference, with respect to the origination, servicing, insuring, purchase, sale or filing of claims by Seller in connection with its conduct of the Business (including with respect to its Pipeline Loans), as applicable, (a) all obligations under any Contracts, (b) all Laws and Governmental Orders applicable to Seller, (c) all applicable Guides, and (d) other applicable requirements, handbooks, manuals and guidelines of Seller.

“Assumed Contracts” means the Assumed License Agreements and all Contracts relating to the Business, including those Contracts entered into after the date hereof and those Contracts listed in Schedule 1.01(a)(i), but excluding the Existing Financing Agreements and any Employee Plan.

“Assumed License Agreements” means all License Agreements to which Seller is a party that are related to the Business, including those License Agreements entered into after the date hereof and those License Agreements listed in Schedule 1.01(a)(ii).

“Bill of Sale and Instrument of Assumption of Liabilities” means the bill of sale and instrument of assumption of liabilities to be executed by the parties thereto on the Closing Date, in the form of Exhibit A.

“Business” means the Residential Mortgage Loan origination business conducted by Seller, including, for the avoidance of doubt, the reverse mortgage origination business conducted by Seller.

“Business Confidential Information” means all non-public information in the possession of Shareholder, Seller, their Affiliates or any of their respective representatives that is related to the Business.

“Business Customer Information” means any information, records or documents, whether in hardcopy, electronic format or otherwise, containing data or information regarding present customers of the Business that are in the process of applying for a Residential Mortgage Loan, or have applied for a Residential Mortgage Loan from the Business which has not funded as of the Closing Date, and prospective customers and leads of the Business in the possession of Seller, in each case as of the Closing Date.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or Dallas, Texas.

“Business Records” means all books, records, ledgers and files or other similar information (including agreements, certificates and other documents), whether in hardcopy, electronic format or otherwise, in the possession of Seller, including personnel records and files, to the extent used or held for use in the operation or conduct of the Assets or Business by Seller.

“Business Telephone Numbers and IP Addresses” means all Internet Protocol addresses and operating telephone numbers relating to the Business and controlled (by agreement, lease or otherwise) by Seller, including those set forth on Schedule 1.01(a)(iii).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, and all regulations promulgated thereunder, as in effect on the date of this Agreement.

“Closing Date Payment” means the sum of (a) $57,500,000 and (b) the Estimated Prepaids Reimbursement.

“Closing Pipeline Loan Tape” means an electronic data file with respect to the Pipeline Loans to be delivered by Seller to Purchaser as of the close of business on the Closing Date (i.e., 5:00 p.m. Pacific time on the Closing Date).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consent” means any consent, notice, approval, license, authorization, Governmental Order, Permit, qualification, exemption or waiver (including any right of any landlord under a lease to terminate or cancel any material benefit of Seller under such lease by reason of the transactions contemplated by this Agreement) to be obtained from, or registration, declaration or filing with, any Governmental Authority or other Person.

“Contract” means any written or oral contract, agreement, commitment, undertaking, indenture, note, bond, loan, instrument, license, lease, conditional sale contract, mortgage or insurance policy and all amendments and supplements thereto.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Copyright Assignment Agreement” means the Copyright Assignment Agreement to be executed by the parties thereto on the Closing Date, in the form of Exhibit B.

“Domain Name Assignment Agreement” means the Domain Name Assignment Agreement to be executed by the parties thereto on the Closing Date, in the form of Exhibit C.

“Employee” means any current employee of Seller (or any predecessor to Seller) employed in connection with the operation of the Business who is listed in Schedule 1.01(a)(iv), as such list is updated in accordance with Section 6.01.

“Employee Plan” means any employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, stock-based, incentive, deferred compensation, change in control, retirement, vacation, disability, death benefit, medical, retiree medical or life insurance, supplemental retirement, employment, consulting, retention, severance or other benefit plans, programs, policies or arrangements, that are maintained by, contributed to or sponsored by Seller or its Affiliates for the benefit of any current employee or officer of the Business.

“Employment Agreement” means the employment agreement entered into on the date hereof between Purchaser or one of its Affiliates and the individual identified on Schedule 1.01(a)(v).

“Environmental Claim” means any Action, or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, release or threatened release of any Hazardous Materials at any location, whether or not owned or operated by Seller, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any Laws of any Governmental Authority relating to pollution or protection of human health or the environment, including Laws relating to the exposure to, or releases or threatened releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials (including CERCLA).

“Environmental Permit” means any Permit required under any Environmental Law to conduct the Business.

“Equipment” means the fixtures, machinery, telecommunications, computer systems and related peripherals and devices, networks, portfolio trading systems, information technology equipment, and other equipment and other interests in tangible personal property used in the Business, including those listed in Schedule 1.01(a)(vi).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wells Fargo, N.A., or such other escrow agent as Seller and Purchaser shall mutually agree upon prior to the Closing.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among Seller, Purchaser and the Escrow Agent, in the form attached hereto as Exhibit D (with such changes as are required by the Escrow Agent).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules, regulations, schedules and forms thereunder.

“Existing Financing Facilities” means all of the financing arrangements with respect to the Warehouse Loans of Seller, including those that are set forth in Schedule 1.01(a)(vii).

“Governmental Authority” means any U.S. or foreign national, federal, state, provincial or local authority, legislative body, court, government or self-regulatory organization (including any stock exchange), commission, tribunal or organization, or any regulatory agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Order” means any order, writ, judgment, decision, ruling, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guides” means any and all applicable rules, regulations, requirements and guidelines of any insurer or investor, as the same may be amended from time to time, including, as applicable, (a) the handbooks of HUD and the VA, (b) the Fannie Mae Selling and Servicing Guides, (c) the Freddie Mac Sellers’ and Servicers’ Guides, and (d) the GNMA Mortgage Backed Securities Guides.

“Hazardous Materials” means (a) petroleum, petroleum products, asbestos in any form that is friable or polychlorinated biphenyls and (b) any substance, waste or material listed, defined, designated, classified or regulated as a pollutant or contaminants, or as hazardous, toxic, radioactive, petroleum or oil, or subject to liability or to a requirement for investigation or remediation, under any applicable Environmental Law or by any Governmental Authority.

“Holdback Amount” means $10,000,000.

“Intellectual Property Rights” means all intellectual property and similar proprietary rights throughout the world, including all (a) patents and patent applications, invention disclosures, continuations, continuations-in-part, divisionals, reissues, re-examinations and patent extensions, (b) Trademarks, (c) registered and unregistered copyrights (including registrations and applications therefor) and rights in designs, (d) Software, (e) Internet domain names, (f) trade secrets, know-how and rights to confidential or proprietary information and data (including databases) and (g) all rights of publicity and other rights to use the names and likeness of individuals.

“Investment Commitment” means the optional or mandatory commitment of Seller to sell to any Person, and a Person to purchase from Seller, a Residential Mortgage Loan or an interest in a Residential Mortgage Loan owned or to be acquired by Seller.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of Seller” or “Seller’s Knowledge” means the knowledge, after reasonable due inquiry, of the individuals listed in Schedule 1.01(a)(viii).

“Law” means any law, statute, ordinance, regulation, rule, code, official interpretation, or other requirement or rule enacted or promulgated by any Governmental Authority, including any Governmental Order.

“Leased Real Property” means the real property used in the Business and leased by Seller as tenant, together with all buildings and other structures, facilities or improvements located thereon.

“Liabilities” means debts, liabilities, commitments, obligations (including guarantees and other forms of credit support), claims, losses, damages, deficiencies, fines, costs and expenses, whether accrued or fixed, absolute or contingent, matured or unmatured, on- or off-balance sheet, liquidated or unliquidated, known or unknown, disputed or undisputed, secured or unsecured, vested or unvested, executory, determined or determinable, direct or indirect, and whether or not required by US GAAP to be reflected in financial statements or disclosed in the notes thereto, including those arising under any Law or Action and those arising under any Contract or otherwise.

“License Agreement” means any Contract pursuant to which any right or immunity to use or exploit any Intellectual Property Rights has been granted (including by means of a covenant not to sue).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, license, lease, charge, option, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of first refusal, right of first offer or other restriction of any kind.

“Loans in Inventory” means all Residential Mortgage Loans (including any Warehouse Loans) owned by Seller (subject to any Liens granted under any Existing Financing Facilities) that, as of 5:00 p.m. Pacific time on the Closing Date, were funded and closed by and in the name of Seller have not been sold, or committed to be sold, to a third party pursuant to an Investment Commitment.

“Locked Pipeline Loans” means applications in process for Residential Mortgage Loans to be made by Seller which have been registered and designated as price protected on Seller’s residential mortgage loan origination system and which have not closed or funded as of the close of business on the Closing Date, as identified on the Closing Pipeline Loan Tape.

“Losses” means any and all Liabilities, judgments and settlements (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ fees and expenses), but excluding (a) any consequential damages (except to the extent reasonably foreseeable) and (b) punitive or exemplary damages, except in the case of (a) or (b), to the extent a party is required to pay such damages to a third party in connection with a matter for which such party is otherwise entitled to indemnification pursuant to Article X.

“Material Adverse Effect” means a material adverse effect on (a) the operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Business, taken as a whole, but in each case shall not include the effect of events, changes and circumstances to the extent relating to (i) the industries and markets in which the Business operates, (ii) interest rates, general financial market conditions, acts of God, war, terrorism or hostilities, (iii) any market as to which the pricing of residential asset backed securities is tied or linked to residential mortgage rates or the securities markets, (iv) changes or proposed changes in any Guides, Law, US GAAP or official interpretations of the foregoing, or (v) public announcement of this Agreement and the transactions contemplated hereby; provided, however, that, notwithstanding the foregoing, with respect to clauses (i), (ii), (iii) or (iv) such event, change or circumstance shall be included to the extent that it disproportionately affects the Business as compared to businesses operating in the same industries and geographic areas as the Business operates; and (b) the ability of Seller or Shareholder to carry out its respective obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

“Mortgage” means a mortgage, deed of trust or other similar security instrument that creates a lien on real property.

“Mortgage Loan Servicing Agreement” means a Contract pursuant to which Seller services Residential Mortgage Loans for an investor or, on an interim basis, Warehouse Loans under any Existing Financing Facility.

“Mortgage Loan Purchase Agreement” means a mortgage loan sale and purchase agreement, in a form to be agreed upon by Purchaser and Seller prior to the Closing.

“Mortgage Note” means, with respect to a Residential Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Residential Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” means a fee simple property (or such other estate in real property as is commonly accepted as collateral for mortgage loans that are subject to secondary mortgage sales or securitizations) that secures a Mortgage Note and that is subject to a Mortgage.

“Permit” means any permit, license, franchise, authorization, certificate, registration, qualification, ruling, waiver, variance or other form of permission, consent, concession, exemption, order, notice or approval issued by a Governmental Authority.

“Permitted Investments” means (a) direct obligations of the U.S. Government (or agencies or instrumentalities thereof) or obligations which are fully guaranteed or insured by the U.S. Government (or agencies or instrumentalities thereof); (b) certificates of deposit, time deposits, other interest bearing deposits or bankers’ acceptances issued by, or repurchase obligations of, commercial banks and savings and loan institutions having total capital and surplus of at least $500,000,000 and which deposits or bankers’ acceptances mature within 180 days; (c) commercial paper issued by any corporation organized and existing under the Laws of the United States of America or any state thereof, which at the time of purchase is rated in either of the two highest rating categories by Standard & Poor’s Corporation or Moody’s Investors Service, Inc. (each, a “Recognized Rating Agency”) and which matures within 180 days; (d) corporate bonds and shares of preferred stock which at the time of purchase are rated in either of the two highest rating categories by any Recognized Rating Agency; (e) money market mutual funds registered under the Investment Company Act of 1940 which invest in U.S. corporate or government obligations only; and (f) deposits with financial institutions available for withdrawal on demand.

“Permitted Liens” means (a) Liens for Taxes that are not yet due or are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in the Seller Financial Statements, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law, in each case, for amounts not yet due, (c) zoning, entitlement, building and land use regulations, customary covenants, defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of the Business, (d) Liens that will be released prior to or as of the Closing, (e) obligations of, or limitations on the rights of, Seller that are expressly set forth in any Assumed Contract that is listed on Schedule 1.01(a)(i) and that has been made available to Purchaser no later than 12:01 a.m. Pacific time on the date of this Agreement, and any other Assumed Contract that is entered into by Seller in the ordinary course of business and otherwise in accordance with this Agreement after the date thereof that are made available to Purchaser prior to Closing and which in any event does not provide for any pledge, security interest or encumbrance on any Asset, and (f) Liens which, individually or in the aggregate, do not detract (other than in a de minimis manner) from the value, or interfere with (other than in a de minimis manner) the present ownership, use or operation, of any Asset.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

“Pipeline Loans” means those Locked Pipeline Loans and Unlocked Pipeline Loans set forth on the Closing Pipeline Loan Tape.

“Pre-Closing Tax Period” means any period (or portion of a period) pertaining to any Tax ending on or before the Closing Date.

“Prepaids Reimbursement” means the lesser of (a) $700,000, and (b) an amount equal to the sum of all prepaid assets and deposits, in each case included in the Assets as of the Closing, valued in accordance with US GAAP applied in a manner consistent with the March 2013 Balance Sheet.

“Purchaser’s Closing Form 8-K” shall mean Purchaser’s filing with the SEC on Form 8-K pursuant to Item 2.01 of SEC Form 8-K in connection with the closing of the transactions contemplated hereby.

“Registered Intellectual Property” means any Intellectual Property Right that is subject to a registration or application for registration.

“Residential Mortgage Loan” means a loan evidenced by a Mortgage Note with respect to which the Mortgaged Property is Residential Property.

“Residential Property” means a single parcel (or portion thereof) or multiple parcels (or portions thereof) of real property with a detached single-family residence thereon, or a two- to four-family dwelling, a townhouse, or an individual condominium unit in a condominium, a cooperative unit, or an individual unit in a planned unit development.

“Retained Amount” means $7,000,000 of the Closing Date Payment.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser on the date hereof.

“Software” means any and all (a) computer programs and software, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) databases and compilations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Straddle Period” means, with respect to any Tax, any Taxable period that includes, but does not end on, the Closing Date if items relating to the Assets or the Business from both (a) after the Closing Date and (b) the Closing Date or earlier periods are taken into account in computing Tax for such period.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of or act as the board of directors or other governing body of such corporation or other legal entity, or of which such Person is a general partner or managing member.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies, imposts, duties or other assessments of any kind whatsoever, imposed by or payable to any Taxing Authority, including any gross income, net income, alternative or add-on minimum, franchise, profits or excess profits, gross receipts, estimated, capital, goods, services, documentary, use, transfer, ad valorem, business rates, value added, sales, customs, real or personal property, capital stock, license, payroll, withholding or back-up withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, escheat, production, excise, stamp, occupation, premium, windfall profits, occupancy, transfer or gains taxes, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto. The term “Taxable” shall have a correlative meaning.

“Tax Benefit” means the actual decrease in Taxes paid or payable, including any interest with respect thereto, as a result of any Loss.

“Tax Returns” means all returns and reports (including declarations, disclosures, schedules, estimates and information returns) required to be filed with any Taxing Authority in connection with Taxes, and any supplement, schedule or amendment thereto.

“Tax Sharing Agreement” means any sharing, allocation, indemnity or similar Contract or agreement (whether or not written) with respect to Taxes.

“Taxing Authority” means the IRS or any other Governmental Authority responsible for the administration or collection of any Tax.

“Trademark Assignment Agreement” means the Trademark Assignment Agreement to be executed by the parties thereto on the Closing Date, in the form of Exhibit E.

“Trademarks” means registered and unregistered trademarks, service marks, trade dress, designs, logos, symbols, trade names, business names and other indications of origin (including registrations and applications for any of the foregoing) and any goodwill associated therewith.

“Transaction Documents” means this Agreement, the Ancillary Agreements and any certificate or other document delivered by any party hereto or thereto in connection herewith or therewith.

“Transfer Taxes” means all excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, transfer, transaction privilege and all other similar fees or Taxes or other like charges (together with any interest or penalty, addition to Tax or additional amounts imposed) levied by any Taxing Authority in connection with the transactions contemplated by this Agreement, but for the avoidance of doubt, not including any franchise Taxes, federal or state income Taxes, or other Taxes on or measured by gross or net income or receipts.

“Transferred Intellectual Property” means all Intellectual Property Rights owned by Seller as of the Closing Date and (a) used or held for use in connection with the Business, including all Intellectual Property Rights listed in Schedule 1.01(a)(ix), or (b) contained or embodied in the Equipment, Business Customer Information or Business Records.

“Transition Services Agreement” means the transition services agreement to be executed by Purchaser and Seller on the Closing Date, in the form of Exhibit F (with such Transition Service Schedules (as such term is defined in Exhibit F) as are agreed upon by Purchaser and Seller prior to the Closing). Each of Purchaser and Seller shall use its reasonable best efforts to agree on the scope and pricing of services to be provided under the Transition Services Agreement within five (5) Business Days after the date of this Agreement. The parties expect that such services will include Purchaser providing Seller with (a) assistance in connection with repurchase obligations of Seller for Residential Mortgage Loans funded and sold prior to or on the Closing Date or that constitute Excluded Assets, (b) assistance in Seller’s relinquishment of its Permits following the Closing, (c) certain temporary office space for Shareholder, (d) assistance in connection with Seller’s sale of the Loans in Inventory following the Closing, and (e) assistance in connection with Seller’s sale of its existing mortgage servicing rights following the Closing.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unlocked Pipeline Loans” means applications in process for Residential Mortgage Loans to be made by Seller which have not been registered and designated as price protected on Seller’s residential mortgage loan origination system and which have not closed or funded as of the close of business on the Closing Date, as set forth on the Closing Pipeline Loan Tape.

“US GAAP” means, at any time, generally accepted accounting principles in the United States in effect as of such time.

“Warehouse Loan” means a Residential Mortgage Loan secured by a Mortgage that, as of the Closing, is owned by Seller or a lender under one of the Existing Financing Facilities.

SECTION 1.02. Other Defined Terms. The following terms have the meanings given to such terms in the Sections set forth below:

Term	Section
Assets	2.01(a)
Assumed Liabilities	2.02(a)
Basket Amount	10.01(b)(iv)(A)
Cap	10.01(b)(iv)(B)
CBAs	3.10(d)
Claim Notice	10.02(a)
Closing	2.04
Closing Date	2.04
Closing Inventory List	5.14
COBRA	6.05
Designated Employee	6.02
Escrowed Amount	2.03(a)(i)(B)
Estimated Prepaids Reimbursement	2.03(b)
Excluded Assets	2.01(b)
First Notice	5.07
Indemnified Party	10.02(a)(ii)
Indemnifying Party	10.02(a)(i)
Insurance Benefits	10.03(d)
Leave Employee	6.02
Listed Intellectual Property	3.13(a)
Locked Pipeline Hedges	2.01(a)(iv)
March 2013 Balance Sheet	3.04(a)
Material Contracts	3.12(a)
Nonassignable Asset	2.08(a)
Nondisclosure Agreement	5.03(a)
Post-Closing Straddle Period	7.01(a)
Pre-Closing Straddle Period	7.01(a)
Pricing Notice	5.14
Purchase Price	2.03(a)
Purchaser	Preamble
Purchaser Indemnified Persons	10.01(a)
Real Property Leases	3.09(b)
Regulatory Authority	3.07(d)
Regulatory Documents	3.07(d)
Retained Liabilities	2.02(b)
SEC	3.04(e)
Second Notice	5.07
Securities Act	3.04(e)
Seller	Preamble
Seller Audited Financial Statements	3.04(a)
Seller Balance Sheet	3.04(a)
Seller Indemnified Persons	10.01(e)
Seller Financial Statements	3.04(a)
Seller Interim Financial Statements	3.04(a)
Seller’s Account	2.06(a)(ii)

Term	Section
Shareholder	Preamble
Tax Claim	7.01(c)
Termination Date	9.01(b)
Third-Party Claim	10.02(a)(i)
Transferred Employee	6.02
Transferred Trademarks	5.09(d)
Updated Disclosure	5.02(d)

SECTION 1.03. Interpretation.

(a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders, in each case, as the context requires.

(b) The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meanings given to them in this Agreement.

(c) The word “including” and words of similar import shall mean “including, without limitation,” unless otherwise specified.

(d) The phrases “made available to Purchaser” or “furnished to Purchaser” shall include documents that were posted to the “Project Elvis” data room at http//secure3.dealinteractive.com, prior to, and that remain accessible to Purchaser on, the date that is two (2) Business Days prior to the date of this Agreement or, if later, the date upon which such documents were required to be made available.

(e) If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

ARTICLE II

PURCHASE AND SALE OF ASSETS

SECTION 2.01. Purchase and Sale of Assets; Exclusion of Excluded Assets.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, convey and assign to Purchaser (or, as applicable, one or more wholly owned Subsidiaries of Purchaser designated by Purchaser not less than two (2) Business Days prior to the Closing Date), and Purchaser shall (or, as applicable, shall cause such wholly owned Subsidiary or Subsidiaries of Purchaser to)

purchase and accept from Seller all of Seller’s right, title and interest in and to all of the assets, properties and rights used in or held for use in the Business (such assets, properties and rights, the “Assets”), free and clear of all Liens other than Permitted Liens or Liens created by or through Purchaser or any of its Affiliates, including each of the following assets, properties and rights, but in each case excluding the Excluded Assets:

(i) the Assumed Contracts;

(ii) the Equipment;

(iii) the Transferred Intellectual Property, together with (A) the right to prosecute, maintain and defend the Transferred Intellectual Property before any public or private agency, office or registrar, (B) all income, royalties, damages and payments due or payable after the Closing Date relating to the Transferred Intellectual Property and (C) all claims and causes of action relating to the Transferred Intellectual Property, including the right to sue and recover damages or other compensation for past, present or future infringements, violations and misappropriation thereof, and the right to fully and entirely stand in the place of the Seller in all matters related thereto;

(iv) the Pipeline Loans, together with the interest-rate hedges that relate to individual Locked Pipeline Loans (the “Locked Pipeline Hedges”);

(v) the Business Customer Information (including, for the avoidance of doubt, any such information related to the Pipeline Loans);

(vi) the Business Records;

(vii) the Business Telephone Numbers and IP Addresses;

(viii) all Permits held by Seller and used in the Business to the extent transferable under applicable Law;

(ix) all prepaid expenses, deferred charges, advance payments, and prepaid items related to any Asset listed in any other subclause of this Section 2.01(a) or the Business (and, in each case, security interests or liens from third parties relating thereto);

(x) all vendor allowances, including volume and promotional incentive allowances and any other credits of Seller received by or accruing to Seller related to vendor Assumed Contracts;

(xi) all insurance claims and proceeds payable to Seller in respect of any casualty event related to any Asset;

(xii) all confidentiality and similar agreements entered into by Shareholder or Seller or representatives that are related to the Business or Assets;

(xiii) all rights to any action, suit or claim of any nature available to or being pursued by Seller in connection with the Business, whether arising by way of counterclaim or otherwise, and all guaranties, warranties, indemnities and similar rights in favor of Seller in respect of any of the Assets or Assumed Liabilities;

(xiv) all claims, counterclaims, set-offs, recoupment rights or defenses with respect to any of the Assumed Liabilities; and

(xv) all goodwill relating to the Business.

(b) Notwithstanding anything in this Agreement to the contrary, Seller shall retain its right, title and interest in and to, and Purchaser shall have no rights with respect to the right, title and interest of Seller in and to, the following assets (such assets, the “Excluded Assets”):

(i) all cash, cash equivalents and bank accounts of Seller (whether or not reflected on the books of Seller as of the Closing Date);

(ii) subject to Section 5.14 hereof, all Residential Mortgage Loans that have been closed or funded prior to the Closing, including all Warehouse Loans and any related Investment Commitments;

(iii) the Mortgage Loan Servicing Agreements and all rights to service Residential Mortgage Loans funded prior to the Closing Date thereunder, together with any hedging arrangements related thereto;

(iv) the Existing Financing Facilities, including the accounts receivable pursuant thereto;

(v) all Investment Commitments related to Pipeline Loans;

(vi) all hedging arrangements, other than the Locked Pipelines Hedges;

(vii) except as provided in Section 7.03, all Tax refunds attributable to Taxes imposed upon Seller;

(viii) all assets held by any trusts or other assets attributable to any employee benefit plan, program, arrangement or agreement maintained or sponsored by Seller for the benefit of its employees;

(ix) all stock or other equity interests in any Person;

(x) the minute books and stock ledgers of Seller;

(xi) all claims, counterclaims, set-offs, recoupment rights or defenses with respect to any of the Retained Liabilities;

(xii) the assets and Contracts set forth on Schedule 2.01(b)(xii) hereto; and

(xiii) all rights of Seller under this Agreement and the Ancillary Agreements.

SECTION 2.02. Assumption of Assumed Liabilities; Retention of Retained Liabilities.

(a) At the Closing, Purchaser shall assume and become obligated to pay, perform and discharge when due, all Liabilities relating to or arising out of the Assets to the extent arising from or relating to any event, circumstance or condition arising after the Closing Date (such Liabilities, the “Assumed Liabilities”). For the avoidance of doubt, with respect to the Locked Pipeline Hedges, Assumed Liabilities shall include all Liabilities relating to or arising out of the settlement of such Locked Pipeline Hedges, regardless of whether such Liability accrued prior to or following the Closing Date.

(b) Seller shall retain, and shall be fully responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for, any Liabilities of Seller other than the Assumed Liabilities (the “Retained Liabilities”), including, for the avoidance of doubt, (i) any Liability arising from or relating to any Excluded Asset; (ii) any surety or indemnification Contract to the extent not an Assumed Liability under an Assumed Contract, (iii) any repurchase obligations for Residential Mortgage Loans funded and sold prior to or on the Closing Date, (iv) any Liability arising from or relating to indebtedness for borrowed money or any guarantee, performance, bid or completion bond, or (v) any Liability arising from or relating to any Employee Plan. For the avoidance of doubt, notwithstanding anything herein to the contrary, all Taxes relating to the Assets or Business shall be allocated pursuant to Article VII.

SECTION 2.03. Purchase Price.

(a) Subject to the terms and conditions of this Agreement, in consideration of the transfer of the Assets under Section 2.01, Purchaser shall assume the Assumed Liabilities at the Closing and pay the following consideration (the cash amount paid under Section 2.03(a)(i) at Closing, the “Purchase Price”):

(i) at the Closing (A) Purchaser shall pay to Seller’s Account an amount of cash equal to the Closing Date Payment, and (B) Purchaser shall deposit with the Escrow Agent an amount of cash equal to $7,500,000 (the “Escrowed Amount”), to be held and, subject to any pending or payable claims for indemnification under Section 7.04 and Section 10.01(a), released on the third anniversary of the Closing in accordance with the terms of the Escrow Agreement; and

(ii) on the date that is the four-month anniversary of the Closing (i.e., the date that is four months after the Closing), the applicable portion of the Holdback Amount shall be payable (if at all) on the basis set forth in Schedule 2.03(a)(ii).

Notwithstanding anything in this Agreement to the contrary, no claims, Losses or any other amounts whatsoever under this Agreement, any Ancillary Agreement or otherwise may be offset against the Holdback Amount by Purchaser or any Affiliate thereof, and Purchaser agrees to pay in full the applicable portion of the Holdback Amount, to the extent payable under Schedule 2.03(a)(ii), notwithstanding any claims or Losses under this Agreement, any Ancillary Agreement or otherwise.

(b) No later than five (5) Business Days prior to the Closing, Seller shall deliver to Purchaser a certificate containing Seller’s estimate (the “Estimated Prepaids Reimbursement”) of the Prepaids Reimbursement, set forth in reasonable detail and certified as to its accuracy by an executive officer of Seller.

SECTION 2.04. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets and the assumption of the Assumed Liabilities, all as contemplated hereby, shall take place at a closing (the “Closing”) to be held at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006 at 12:00 p.m., Eastern time, on the second (2nd) Business Day following the satisfaction or waiver of all of the conditions to the obligations of the parties set forth in Article VIII (other than conditions to be satisfied at the Closing, but subject to the waiver or fulfillment of those conditions) (the day on which the Closing takes place being the “Closing Date”), or at such other place as Seller and Purchaser may mutually agree in writing. The Closing shall be deemed to be effective as of 11:59 p.m. Pacific time on the Closing Date.

SECTION 2.05. Closing Deliveries by Seller. Not later than one (1) Business Day prior to the Closing Date, Seller shall deliver to Purchaser a preliminary version of the Closing Pipeline Loan Tape. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(a) a counterpart of each of the Ancillary Agreements, executed by Seller, to the extent not delivered prior to the Closing;

(b) a certificate signed by Seller dated as of the Closing Date, in the form required by Treasury Regulations issued under Section 1445 of the Code, to the effect that Seller is not a foreign person for purposes of Section 1445 of the Code;

(c) the certificates contemplated by Section 8.03(a), (b) and (c);

(d) evidence reasonably satisfactory to Purchaser that the Retained Amount will be retained by Seller and invested in Permitted Investments immediately after the Closing; and

(e) any other documents necessary or advisable to consummate the transactions contemplated by this Agreement, as reasonably requested by Purchaser (but excluding, for the avoidance of doubt, any Consents or Permits other than as provided on Schedule 8.03(e)).

As of the close of business on the Closing Date (i.e., 5:00 p.m. Pacific time), Seller shall deliver or cause to be delivered to Purchaser the Closing Pipeline Loan Tape.

SECTION 2.06. Closing Deliveries by Purchaser. At the Closing,

(a) Purchaser shall deliver or cause to be delivered to Seller:

(i) a counterpart of each of the Ancillary Agreements, executed by each of Purchaser and its Subsidiaries that is a party thereto, to the extent not delivered prior to the Closing;

(ii) the Closing Date Payment by wire transfer in immediately available funds, to an account designated at least two (2) Business Days prior to the Closing Date by Seller in a written notice to Purchaser (“Seller’s Account”);

(iii) the certificates contemplated by Section 8.02(a) and (b); and

(iv) any other documents necessary or advisable to consummate the transactions contemplated by this Agreement, as reasonably requested by Seller; and

(b) Purchaser shall deliver or cause to be delivered to Escrow Agent the Escrowed Amount by wire transfer in immediately available funds, to an account designated at least two (2) Business Days prior to the Closing Date by Escrow Agent.

SECTION 2.07. Accounting. To the extent that, after the Closing, (a) Purchaser or any of its Subsidiaries receives any payment or instrument that is for the account of Seller according to the terms of this Agreement, Purchaser shall promptly deliver such amount or instrument to Seller, and (b) Seller receives any payment or instrument that is for the account of Purchaser or any of its Subsidiaries according to the terms of this Agreement, Seller shall promptly deliver such amount or instrument to Purchaser.

SECTION 2.08. Nonassignable Assets.

(a) Nothing in this Agreement, nor the consummation of the transactions contemplated hereby, shall be construed as an attempt or agreement to assign or transfer any Asset (including any Assumed Contract) to Purchaser which by its terms or by Law is nonassignable without a Consent authorizing such assignment or transfer (a “Nonassignable Asset”), unless and until such Consent shall have been obtained. However if (i) permitted by applicable Law and (ii) Seller reasonably determines that doing so will not expose Seller to any material Liability that Purchaser will not be responsible for (it being understood that this clause (ii) shall only be for the benefit of Seller), from the Closing until the applicable Consent is obtained with respect to such Nonassignable Asset, such Nonassignable Asset shall be held by Seller for the benefit and burden of Purchaser and in such event the covenants and obligations thereunder shall be fully performed by Purchaser on Seller’s behalf and all rights and Liabilities arising in connection with, or following, the implementation of such pass-through arrangement for such Nonassignable Asset shall be for Purchaser’s account and shall constitute Assumed Liabilities and such rights shall be exercised by Seller at Purchaser’s direction and Seller and Purchaser shall take, or cause to be taken, such actions as the other party may reasonably request that are required to be taken or appropriate in order to provide Purchaser with the benefits and burdens of such Nonassignable Asset. For the avoidance of doubt, the designation of an Asset as a Nonassignable Asset does not render it an Excluded Asset.

(b) If (i) Purchaser has waived the condition to Closing set forth in Section 8.03(e) with respect to any Consent required under an Assumed Contract, (ii) such Consent has not been obtained by the time the Closing occurs, and (iii) Purchaser has requested that Seller nonetheless assign such Assumed Contract to Purchaser (which request can be made at any time following the Closing), Seller shall promptly assign such Assumed Contract to Purchaser and, so long as Seller has theretofore used commercially reasonable efforts in accordance with Section 5.04 to obtain the Consent for such assignment, Purchaser shall indemnify, defend and hold harmless Seller from and against all Losses incurred by Seller that arise out of or relate to such assignment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

Except as specifically disclosed in the Seller Disclosure Schedule (referencing the appropriate section and subsection numbers), each of Seller and, solely with respect to Sections 3.02(b), 3.03, 3.08(d) and 3.17, Shareholder represents and warrants to Purchaser that all of the statements contained in this Article III are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date). For purposes of the representations and warranties of Seller and, as applicable, Shareholder contained herein, disclosure in any section of the Seller Disclosure Schedule of any facts or circumstances shall also be deemed to apply to each other representation and warranty in this Article III to the extent it is reasonably apparent on the face of such disclosure it is relevant to such other representation and warranty.

SECTION 3.01. Organization and Good Standing. Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.02. Authority.

(a) Seller has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a signatory and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which it is or will be a signatory has been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been, and upon execution each Ancillary Agreement will be, duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser and, if applicable in the case of the Ancillary Agreements, by each Subsidiary of Purchaser that is or will be a party thereto) this Agreement constitutes, and each Ancillary Agreement to which Seller is or will be a party constitutes or, when so executed and delivered, will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

(b) Shareholder has the requisite capacity to execute and deliver this Agreement and to perform her obligations hereunder. No spousal consent is required in connection with the execution, delivery and performance by Shareholder of this Agreement. This Agreement has been duly executed and delivered by Shareholder and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

SECTION 3.03. No Conflict; Consents and Approvals. Except as provided on Section 3.03 of the Seller Disclosure Schedule, none of (a) the execution and delivery by Seller or Shareholder of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) the consummation by Seller or Shareholder of the transactions contemplated hereby or thereby or (c) the compliance by Seller or Shareholder with any of the provisions hereof or thereof, as the case may be, will:

(i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws or other organizational documents of Seller;

(ii) require Seller or Shareholder to make any filing with, or obtain any Consent from, any Governmental Authority;

(iii) conflict with, violate or result in the breach by Seller or Shareholder of any applicable Law;

(iv) conflict with, violate, result in the breach or termination of or constitute a default under, any Assumed Contract or other Contract to which Shareholder or Seller is a party; or

(v) result in the creation of any Lien upon any of the Assets;

except, in the case of clauses (ii), (iii), (iv) and (v), for such matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.04. Financial Statements; No Undisclosed Liabilities.

(a) Copies of the audited balance sheet of Seller as of December 31, 2012, December 31, 2011 and December 31, 2010, and the related audited statements of income, stockholder’s equity and cash flows of Seller, together with all related notes and schedules thereto, accompanied by the reports thereon of Seller’s independent auditors (collectively referred to as the “Seller Audited Financial Statements”) and the unaudited balance sheet of Seller as of March 31, 2013 (the “March 2013 Balance Sheet”), and the

related statements of income, stockholder’s equity and cash flows of Seller (collectively referred to as the “Seller Interim Financial Statements” and together with the Seller Audited Financial Statements, the “Seller Financial Statements”) are set forth in Section 3.04(a) of the Seller Disclosure Schedule. The balance sheet of Seller as of December 31, 2012 included in the Seller Audited Financial Statements is referred to herein as the “Seller Balance Sheet”).

(b) Each of the Seller Audited Financial Statements and the Seller Interim Financial Statements (i) has been prepared based on the books and records of Seller, (ii) has been prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of Seller as of the respective dates thereof and for the respective periods indicated therein, subject, in the case of the Seller Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes that will not, individually or in the aggregate, be material.

(c) There are no material debts, Liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of Seller, other than any such debts, Liabilities or obligations (i) reflected or reserved against on the Seller Balance Sheet, (ii) incurred since the date of the Seller Balance Sheet in the ordinary course of business of Seller consistent with past practice, or (iii) incurred under, and in accordance with the terms of, the Existing Financing Facilities.

(d) Seller has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with US GAAP and to maintain proper accountability for items and (iii) access to their respective property and assets is permitted only in accordance with management’s general or specific authorization.

(e) Seller is not and has not been required to file any registration statements, documents or other reports with the U.S. Securities and Exchange Commission (“SEC”) under applicable securities Laws, including under the Securities Act of 1933 (the “Securities Act”), the Exchange Act, and the respective rules and regulations promulgated thereunder by the SEC.

SECTION 3.05. Absence of Certain Changes or Events. Since December 31, 2012 through the date of this Agreement, (a) Seller has conducted the Business only in the ordinary course of business consistent with past practice, (b) the Business has not suffered any Material Adverse Effect and no event or change has occurred or circumstance exists that would be reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect and (c) there has not been any action by Seller or any of its Affiliates that, if taken after the date hereof, would constitute a breach of Seller’s obligations under Section 5.01.

SECTION 3.06. Absence of Litigation.

(a) There is no, and since January 1, 2010 has not been any, Action by or against Shareholder, Seller or any of its directors or officers pending, or to the Knowledge of Seller, threatened against Shareholder, Seller or any of its officers or directors that would be material to the Business or that would restrict or prevent any officer or director of the Seller from engaging in any portion of the Business (including as to geographic location) as previously engaged in by such officer or director.

(b) There is no, and since January 1, 2010 has not been any, outstanding or, to the Knowledge of Seller, threatened Governmental Order against Shareholder, Seller or any of its officers or directors that would be material to the Business or that would restrict or prevent any such officer or director from engaging in any portion of the Business (including as to geographic location) as previously engaged in by such officer or director.

(c) To Seller’s Knowledge there is no, and since January 1, 2010 has not been any, Action by or against any of Seller’s employees (other than Seller’s directors and officers) pending or threatened against any such employees that would be material to the Business or that would restrict or prevent any such employees from engaging in any portion of the Business (including as to geographic location) as previously engaged in by such employees.

(d) To Seller’s Knowledge there is no, and since January 1, 2010 has not been any, outstanding or threatened Governmental Order against any of Seller’s employees (other than Seller’s directors and officers) that would be material to the Business or that would restrict or prevent any such employees from engaging in any portion of the Business (including as to geographic location) as previously engaged in by such employees.

SECTION 3.07. Compliance with Laws.

(a) Seller is, and since January 1, 2010 has been, in compliance in all material respects with all applicable Laws, the Applicable Requirements and all its Permits.

(b) Each of Seller and its employees has obtained and is, and since January 1, 2010 has been, in possession of all Permits necessary for it to own, lease and operate its properties and to carry on its businesses as currently conducted in all material respects.

(c) Since January 1, 2010, none of Seller, its directors or officers or, to Seller’s Knowledge, its employees (other than its directors and officers) has received any notification or communication from any Governmental Authority (i) asserting that Seller or any of its employees or businesses is not in compliance with any Law, including licensing requirements, which such Governmental Authority enforces, (ii) threatening to revoke any Permit, (iii) threatening to take any action or fail to take any action that could be reasonably expected to restrain, prohibit, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or (iv) threatening to impose any obligation, condition or damages that could reasonably be expected to result in, individually or in the aggregate, a material Liability to the Business, and to Seller’s Knowledge, no grounds for any of the foregoing exist.

(d) Seller has timely filed, or will have timely filed by the Closing, all material reports, notifications and other filings (“Regulatory Documents”) required to be made since January 1, 2010 by any Law of any Governmental Authority charged with the supervision or regulation of Seller’s businesses or the Business in particular (collectively, the “Regulatory Authorities”) and has timely paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Regulatory Documents complied in all material respects with all requirements of Law. Seller has made available to Purchaser true and complete copies of all Regulatory Documents.

(e) Seller has not done or caused to be done, or failed to do or omitted to do, any act, the effect of which would operate to invalidate or materially impair (i) any approval, license or “doing business” authorization issued by any Regulatory Authority, (ii) any private mortgage insurance or commitment of any insurer to insure, (iii) any title insurance policy, (iv) any Permit, (v) any hazard insurance policy, (vi) any flood insurance policy, (vii) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by the Regulatory Authorities or (viii) private mortgage insurers, or any surety or guaranty agreement. Since January 1, 2010, no Governmental Authority, investor or insurer has (x) claimed that Seller has violated or has not complied with the applicable underwriting or other standards with respect to the Residential Mortgage Loans sold by Seller to an investor or Governmental Authority or insured by an insurer, (y) claimed that Seller has violated or has not complied with the applicable servicing standards with respect to the Residential Mortgage Loans serviced by Seller (or any third party subservicer), or (z) imposed restrictions specifically on Seller and its activities (including commitment authority) which do not apply to companies engaged in the mortgage loan origination business generally.

(f) None of Seller or any of its officers or directors nor any of the Assets is, or since January 1, 2010 has been, a party to or is subject to any order, suspension, debarment, probation, decree, agreement, memorandum of understanding, supervisory agreement, cease and desist order or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, any Governmental Authority. To Seller’s Knowledge, none of Seller’s employees (other than its directors and officers) is, or since January 1, 2010 has been, a party to or is subject to any order, suspension, debarment, probation, decree, agreement, memorandum of understanding, supervisory agreement, cease and desist order or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, any Governmental Authority that would restrict or prevent any such employee from engaging in such portion of the Business (including as to geographic location) as previously engaged in by such employee.

(g) Seller has not been advised by, and does not have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, suspension, debarment, probation, decree, agreement, memorandum of understanding, supervisory agreement, cease and desist order, commitment letter, supervisory letter or similar submission.

(h) None of Seller or any of its employees, officers or directors has received any civil investigative demand or other notice from the Bureau of Consumer Financial Protection or the Federal Trade Commission regarding any actual or prospective examination or investigation of Seller or any of its employees, officers or directors or requesting information from Seller regarding any marketing practices.

(i) Seller has never originated Residential Mortgage Loans guaranteed by the Rural Housing Service.

SECTION 3.08. Ownership of the Assets.

(a) Immediately following the Closing, Purchaser will own or have the right to use all of the assets, properties and rights used in or necessary to conduct the Business in all material respects as it is currently conducted. After giving effect to the Closing, none of Seller, Shareholder or any of their respective Affiliates will own any assets, properties or rights that are used in the conduct of the Business, except for those assets, properties or rights that would not adversely interfere in any material respect with the conduct of the Business. Seller does not have any Subsidiaries and no other entity that is an Affiliate of Seller or Shareholder conducts the Business on behalf of Seller.

(b) Seller holds good and marketable title to or has valid leases, licenses or rights to use all of the Assets free and clear of any and all Liens, except for Permitted Liens. Upon the Closing, Purchaser will have good and marketable title to, or will have valid leases, licenses or rights to use all of the Assets free and clear of any and all Liens, except for Permitted Liens.

(c) All tangible Assets are in satisfactory operating condition for the uses to which they are being used, subject to ordinary wear and tear and ordinary maintenance requirements.

(d) Shareholder owns all of the outstanding capital stock and other equity interests of Seller. None of Seller, Shareholder or any of their Affiliates has entered into any Contract, or authorized, committed or agreed to enter into any Contract, pursuant to which any current or former officer, director or employee of Seller would be entitled to receive any portion of the Purchase Price or Holdback Amount.

SECTION 3.09. Real Property.

(a) No real property is used in the Business, other than the Leased Real Property.

(b) Section 3.09(b) of the Seller Disclosure Schedule lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. Seller has made available to Purchaser correct and complete copies of all real property leases and subleases relating to the Leased Real Property and any and all ancillary documents pertaining thereto and to which Seller is a party or is bound (collectively, the “Real Property Leases”). Seller has a valid leasehold estate under a lease or a sublease in all Leased Real Property leased by it, free and clear of all Liens, other than Permitted Liens.

(c) Seller has not sublet all or any portion of any Leased Real Property, and no Person other than Seller occupies any part of the Leased Real Properties. No Leased Real Property is used for any purpose by any Person, nor does any Person have any claim to use any Leased Real Property, other than in connection with the Business.

SECTION 3.10. Employee Matters.

(a) (i) Each Employee Plan has been maintained in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) Seller and its Affiliates have performed all material obligations required to be performed by them under any Employee Plan and are not in any material respect in default under or in violation of any Employee Plan, and (iii) no Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of Seller, threatened with respect to any Employee Plan by any current or former employee, officer or director of Seller or its Affiliates who provides or provided services to the Business.

(b) There is not currently existing or, to Seller’s Knowledge, threatened, any material labor strike, slowdown, work stoppage or lockout against or affecting the Business, nor has there been any such activity (or to Seller’s Knowledge, any such threatened activity) within the past 12 months.

(c) To Seller’s Knowledge, Seller has complied in all material respects with all applicable Laws in any way relating to the employment of the Employees. To Seller’s Knowledge, no Governmental Authority has commenced any investigation, made any claim or imposed any penalty or tax based on any claim, conclusion or argument that any employee of the Business has been mischaracterized as an independent contractor of the Business.

(d) Section 3.10(d) of the Seller Disclosure Schedule sets forth, as of the date hereof, a complete list of all collective bargaining or other collective labor agreements which govern the terms and conditions of employment of any Employee (the “CBAs”). To Seller’s Knowledge, (i) no petition has been filed or proceedings instituted by a union, collective bargaining agent, Employee or group of Employees with any Governmental Authority seeking recognition of or as a bargaining representative with respect to any Employees, and (ii) none of Seller or any labor union or other bargaining representative is seeking to establish a collective bargaining relationship with respect to Employees or is otherwise engaged in or seeking to be engaged in collective bargaining with respect to Employees.

(e) There are no material Actions relating to employment or labor Laws pending or, to Seller’s Knowledge, threatened, against Seller and brought by or on behalf of any Employee or group of Employees.

SECTION 3.11. Environmental Matters.

(a) Seller is, and since January 1, 2009 has been, in compliance in all material respects with all applicable Environmental Laws and has obtained and is, and since January 1, 2009 has been, in compliance in all material respects with all Environmental Permits.

(b) Seller has not received any pending or, to the Knowledge of Seller, threatened notice from any Governmental Authority or any other Person alleging the material violation of, or material Liability under, any applicable Environmental Laws or revoking or threatening to revoke any material Environmental Permit, is subject to any material court order, administrative order or decree arising under any Environmental Law, has used any of the Leased Real Property for the disposal of Hazardous Materials or has discharged Hazardous Substances except as permitted under applicable Environmental Laws.

(c) There are no material Environmental Claims pending or, to Seller’s Knowledge, threatened, against Seller, or, to Seller’s Knowledge, against any Person whose Liability for any material Environmental Claim Seller has or may have retained or assumed either contractually or by operation of Law, and to the Knowledge of Seller, there are no present or past actions, activities, circumstances, conditions, events or incidents, including the release, threatened release or presence of any Hazardous Material which could form the basis of any such material Environmental Claim.

(d) Seller has not taken any action with respect to any properties that it does not currently own or operate that would prevent Seller from qualifying under the lender exclusion of CERCLA or any other Environmental Laws in any material respect with respect to such property.

(e) Seller has made available to Purchaser all written environmental, health or safety audits, assessments and similar reports relating to the Business that are in the possession of Shareholder or Seller.

SECTION 3.12. Contracts.

(a) Schedule 3.12(a) of the Seller Disclosure Schedule lists, by the categories set forth below, each of the following Contracts of the Business to which Seller is a party (such Contracts as described in this Section 3.12(a) being “Material Contracts”):

(i) any Contract that is expected to provide for payment or receipt by the Business of more than $100,000 in any given calendar year;

(ii) any Contract relating to indebtedness for borrowed money or any guarantee, performance, bid or completion bond, or surety or indemnification agreement or similar Contract;

(iii) any Real Property Lease;

(iv) any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $100,000 (except for Residential Mortgage Loans or sales of Mortgaged Property in the ordinary course of business consistent with past practice);

(v) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of equity interests, sale of assets, out-sourcing or otherwise);

(vi) any joint venture, partnership, strategic alliance, teaming, cooperation or similar Contract involving a sharing of profits or losses or Liabilities or any Contract that relates to the formation, creation, operation, management or control of any Person;

(vii) any Contract for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment, of any officer of Seller;

(viii) any CBA;

(ix) any Contract between Seller, on the one hand, and any of its Affiliates, on the other hand;

(x) any License Agreement relating to (A) Intellectual Property Rights owned by any Person other than Seller that are used in the Business (excluding licenses to off-the-shelf software that are generally commercially available with license and related fees of less than $25,000 annually) or (B) Transferred Intellectual Property;

(xi) any Contract that limits or purports to limit the ability of Seller, the Business or any purchaser of the Business or any of its or their Affiliates to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xii) any Contract that grants any right of first refusal or right of first offer or similar right to third parties or that limits or purports to limit the ability of Seller, the Business or any purchaser of the Business or any of its or their Affiliates in any material respect to pledge, sell, transfer or otherwise dispose of any of the Assets or any material amount of the Business;

(xiii) any Contract that contains any exclusivity restriction or a “most favored nation” clause obligating the Business to change the material terms and conditions of such contract or agreement based on better terms or conditions provided to other parties in similar contracts;

(xiv) each of the Existing Financing Facilities;

(xv) any Contract for the purchase or sale of Residential Mortgage Loans originated by the Business;

(xvi) any settlement agreement, assurance of discontinuance, consent agreement, or memorandum of understanding with any Governmental Authority, and any other Contract entered into with any Governmental Authority; and

(xvii) any other Contract that is material to the Business, taken as a whole.

(b) Subject only to the effect, if any, of (i) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (ii) Laws governing specific performance, injunctive relief and other equitable remedies, each Material Contract is valid and binding on Seller and, to the Knowledge of Seller, the other counterparties thereto, and is in full force and effect and enforceable against the other counterparties thereto in accordance with its terms. Seller is not, and, to the Knowledge of Seller, no other party to any such Material Contract is, in material breach of, or material default under, any such Material Contract and no event has occurred that would reasonably be expected to constitute a breach or default (or an event which with notice or lapse of time or both would become a default) under any such Material Contract by Seller, or to Seller’s Knowledge, by any counterparty thereto. Seller has not given or received any written notice of a material default under any Material Contract that has not previously been cured. True and correct copies of each such Material Contract and any and all material ancillary documents pertaining thereto have been made available to Purchaser.

SECTION 3.13. Intellectual Property.

(a) Section 3.13(a) of the Seller Disclosure Schedule sets forth a true and complete list of all Registered Intellectual Property and all material unregistered Trademarks and Software owned by Seller and used or held for use in connection with the Business (collectively, the “Listed Intellectual Property”), indicating for each item the jurisdiction and application and registration numbers, as applicable.

(b) The Transferred Intellectual Property, together with the rights conferred under the Assumed License Agreements, includes all material Intellectual Property Rights that are used in or necessary to conduct the Business as it is currently conducted (other than off-the-shelf software generally commercially available with license and related fees of less than $25,000 annually).

(c) Seller exclusively owns each item of Listed Intellectual Property, free and clear of any Liens, and immediately after the Closing, Purchaser will have all such rights on the same basis. Seller has taken commercially reasonable efforts to maintain and protect the Transferred Intellectual Property (including making filings and payments of maintenance or similar fees for Registered Intellectual Property) and to obtain ownership of Intellectual Property Rights developed for Seller by its employees, consultants and contractors (including securing assignment agreements from all former and current employees, consultants and contractors that assign to Seller all rights, title and interest in and to any such Intellectual Property Rights). There are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings pending with respect to any Listed Intellectual Property.

(d) Seller has used commercially reasonable efforts to maintain the security and confidentiality of all trade secrets and confidential information used in the Business (including their customers’ personal information, or other personally identifiable information, relating to the Business). To the Knowledge of Seller there has been no loss, theft or unauthorized disclosure of any such trade secrets, or confidential or proprietary information. Seller’s collection, storage, use and dissemination of any personally identifiable information, to the extent related to the Business, are and have been in material compliance with all applicable Laws relating to privacy, data security and data protection, and all applicable privacy policies and terms of use or other contractual obligations, and there are no claims pending or, to the Knowledge of Seller, threatened by any Person alleging violation by the Business of any such Laws.

(e) Seller has not transferred ownership of, nor granted any exclusive license with respect to, any Transferred Intellectual Property. No challenge, opposition, cancellation or other invalidation proceeding of any of the Transferred Intellectual Property is pending or, to the Knowledge of Seller, threatened, and the Transferred Intellectual Property is valid and enforceable.

(f) All Software and computer systems used by Seller are in good working order and operate as required in connection with the Business, and have not materially failed or malfunctioned since January 1, 2009. Seller has implemented reasonable backup, security and disaster recovery systems and procedures consistent with industry practices, and Seller is compliant in all material respects with its own policies, legal requirements and commitments to its customers and employees concerning data protection and the privacy and security of personal data and nonpublic personal information in connection with the Business. To Seller’s Knowledge there have been no material violations thereof, nor any loss, theft or unauthorized disclosure of such personal data and information.

(g) Neither the conduct of the Business nor the use or exploitation of the Transferred Intellectual Property infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party or has infringed, violated or misappropriated, the Intellectual Property Rights of any third party within the past six years; and no claim has been asserted or, to the Knowledge of Seller, threatened (i) that the conduct of the Business or use or exploitation by Seller of any Transferred Intellectual Property infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party or (ii) challenging the validity, enforceability or ownership by Seller of any item of Transferred Intellectual Property. To the Knowledge of Seller no third party is infringing, misappropriating or otherwise violating any Transferred Intellectual Property.

SECTION 3.14. Insurance. Section 3.14 of the Seller Disclosure Schedule sets forth a true and complete list of all material insurance policies pursuant to which Seller seek to limit, or transfer to a third party, financial or other risk, owned or held by Seller or any of its assets, in each case relating to or in connection with the Business or Assets. For each such policy, Section 3.14 of the Seller Disclosure Schedule provides Purchaser with a brief summary of the coverage and terms of each such policy, including (i) the date thereof; (ii) the name of the insurer and the owner of the policy; (iii) the premiums (or similar consideration) paid therefor for each contract/calendar year for the relevant policy since January 1, 2012; and (iv) the expiration date. All premiums payable into each such policy have been duly paid and each such insurance policy is in full force and effect and is not voidable on account of any act, omission or non-disclosure on the part of Seller. There is no claim pending under any of such insurance policies and no such claim made since January 1, 2010 has been denied or, in the case of any pending claim, questioned or disputed. Seller has not received any written notice of cancellation of any of such insurance policies.

SECTION 3.15. Transactions with Affiliates. Seller has not purchased, acquired or leased any property or services from or sold, transferred or leased any property or services to, or made any management consulting or similar fee agreement with, any Affiliates of Seller or any current or former director or officer or current employee of Seller or any of its Affiliates (nor any spouse or child of any of such Persons, or any trust, partnership or corporation in which any of such Persons has a material economic interest). None of Seller nor any current or former director or officer or current employee of Seller or any of its Affiliates (nor any spouse or child of any of such Persons, or any trust, partnership or corporation in which any of such Persons has a material economic interest) (a) owns any property, assets, interests and rights, tangible or intangible, that is material to the conduct of the Business (other than property, assets, interests and rights to be included in the Assets), (b) has filed or otherwise has any Action against the Business, or (c) other than compensation and benefits payable in the ordinary course of business consistent with past practice, owes money to, or is owed money by, the Business. To Seller’s Knowledge, Seller has not purchased, acquired or leased any property or services from or sold, transferred or leased any property or services to, or made any management consulting or similar fee agreement with, any former employee of Seller (nor any spouse or child of any of such Person, or any trust, partnership or corporation in which any of such Persons has a material economic interest). To Seller’s Knowledge, none of Seller’s former employees (nor any spouse or child of any of such Persons, or any trust, partnership or corporation in which any of such Persons has a material economic interest) (x) owns any property, assets, interests and rights, tangible or intangible, that is material to the conduct of the Business (other than property, assets, interests and rights to be included in the Assets), (y) has filed or otherwise has any Action against the Business, or (z) other than compensation and benefits payable in the ordinary course of business consistent with past practice, owes money to, or is owed money by, the Business.

SECTION 3.16. Taxes.

(a) (i) Seller has filed or caused to be filed on or prior to the due date (including any applicable extensions) all material Tax Returns for Taxes relating to the Assets or the Business; (ii) all such Tax Returns are true, complete and correct in all material respects; and (iii) all material Taxes (whether or not reflected on any such Tax Returns) relating to the Assets or the Business have been paid in full on or prior to the due date, other than Taxes that are not yet due and payable as of the Closing.

(b) There are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(c) All amounts required to be withheld by Seller (including from employees of the Business for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective Taxing Authorities, or set aside in accounts for such purpose and will be so paid on or before the due date of such amounts (including extensions).

(d) There is no Action pending or proposed or threatened with respect to Taxes relating to the Assets or the Business, and to Seller’s Knowledge, no basis exists therefor.

(e) Seller has not waived, or been requested to waive, any statute of limitations, or agreed to any extension of time with respect to a Tax assessment or deficiency in respect of Taxes relating to the Assets or the Business.

(f) There is no outstanding claim by a Taxing Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction (and no such Taxing Authority has inquired in writing about Seller’s obligations to file such Tax Returns).

(g) Seller currently is, and has been continually since the date of its organization, a qualified and validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code.

(h) For purposes of this Section 3.16, Section 2.02(b) and Article VII, Taxes relating to the Assets or the Business shall include any Tax imposed on Seller or Shareholder or for which Seller or Shareholder may be liable by Law or under a Tax Sharing Agreement if (i) any item relating to the Assets or the Business is taken into account in computing such Tax or (ii) a Lien on the Assets or the Business may result from the non-payment of such Tax.

SECTION 3.17. Brokers. Except for fees and commissions that will be paid by Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Seller, Shareholder or any of their respective Affiliates.

SECTION 3.18. Pipeline Loans.

(a) As of the close of business on the Closing Date, the Closing Pipeline Loan Tape will contain a list and description of all Pipeline Loans as of the close of business on the Closing Date, which description includes (a) the loan number of the Pipeline Loan, (b) the principal balance of the Pipeline Loan, (c) the interest rate of the Pipeline Loan, (d) product type, (e) the state in which the Mortgaged Property is located; (f) if known, the closing date; (g) whether the Pipeline Loan has been approved by Seller and the applicable Investor; and (h) whether it constitutes a Locked Pipeline Loan or Unlocked Pipeline Loan.

(b) Each Pipeline Loan conforms in all material respects to Applicable Requirements, and each Pipeline Loan is eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by the applicable investor to which the Pipeline Loan may be sold by Seller, in each case, based on the stage of processing as of Closing.

(c) The origination practices used by Seller with respect to each Pipeline Loan have been in all material respects legal and in accordance with Applicable Requirements.

(d) With respect to each Pipeline Loan, if an appraisal has been obtained as of the Closing Date, the loan-to-value ratio of such Pipeline Loan does not exceed the maximum amount permitted by the applicable investor, if any, and insurer for such Pipeline Loan. To the extent applicable to a given Pipeline Loan based on the stage of processing, the appraisal prepared in connection with property associated with such Pipeline Loan was prepared by a qualified appraiser with no direct or indirect interest in the property and both the appraisal and the appraiser satisfied all Laws and Applicable Requirements.

(e) No fraud or material misrepresentation occurred on the part of any Person in connection with any Pipeline Loan that could adversely affect Purchaser or result in Purchaser incurring any damage or loss, except to the extent that such fraud could have been reasonably discernable by Purchaser in the underwriting processes (provided that Purchaser in fact conducts the underwriting).

(f) All interest rate locks on Locked Pipeline Loans have been conducted and managed in Seller’s ordinary course of business consistent with past practice and customary mortgage banking practices.

(g) None of the Pipeline Loans previously were rejected for purchase by any investor or insurance by any insurer.

SECTION 3.19. Exclusivity of Representations and Warranties. Neither Purchaser nor any of its Affiliates or representatives is making any representation or warranty on behalf of Purchaser of any kind or nature whatsoever, oral or written, express or implied, other than the representations and warranties of Purchaser expressly set forth in the Transaction Documents to which it is a party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that all of the statements contained in this Article IV are true and correct as of the date of this Agreement.

SECTION 4.01. Organization and Good Standing. Purchaser, and each of its Subsidiaries that is or will be a party to any of the Ancillary Agreements, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Purchaser and each such Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Purchaser’s or such Subsidiary’s ability to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

SECTION 4.02. Authority. Purchaser, and each of its Subsidiaries that is or will be a party thereto, has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a signatory and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser and each such Subsidiary of this Agreement and each Ancillary Agreement to which it is or will be a signatory has been duly authorized by all requisite corporate action on the part of Purchaser and each such Subsidiary. This Agreement has been, and upon execution each Ancillary Agreement will be, duly executed and delivered by Purchaser and each such Subsidiary that is or will be a party thereto and (assuming due authorization, execution and delivery by Seller and, if applicable in the case of the Ancillary Agreements, by each Subsidiary of Seller that is or will be a party thereto) this Agreement constitutes, and each Ancillary Agreement to which Purchaser or any such Subsidiary is or will be a party constitutes or, when so executed and delivered, will constitute, a legal, valid and binding obligation of Purchaser and each such Subsidiary, enforceable against Purchaser and each such Subsidiary in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

SECTION 4.03. No Conflict; Consents and Approvals. Subject to the filing of reports under the Exchange Act, none of (a) the execution and delivery by Purchaser or, if applicable in the case of the Ancillary Agreements, any of its Subsidiaries, of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) the consummation by Purchaser or any such Subsidiary of the transactions contemplated hereby or thereby or (c) the compliance by Purchaser or any such Subsidiary with any of the provisions hereof or thereof, as the case may be, will:

(i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws or other organizational documents of Purchaser or any such Subsidiary;

(ii) require Purchaser or any such Subsidiary to make any filing with, or obtain any Consent or Permit from, any Governmental Authority;

(iii) conflict with, violate or result in the breach by Purchaser or any such Subsidiary of any applicable Law; or

(iv) conflict with, violate, result in the breach or termination of or constitute a default under, any material Contract to which Purchaser or any such Subsidiary is a party or signatory or by which any of their respective properties is bound;

except for such matters that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Purchaser’s and its Subsidiaries’ ability to carry out their respective obligations under, and to consummate, or to impede or delay in any material respect the consummation of, the transactions contemplated by, this Agreement and the Ancillary Agreements.

SECTION 4.04. Absence of Litigation. There are no Actions pending or, to the knowledge of Purchaser, threatened to which Purchaser or any of its Affiliates or their properties or assets would be subject that, individually or in the aggregate, would reasonably be expected to have a material adverse effect upon Purchaser’s or its Subsidiaries’ ability to carry out their respective obligations under, and to consummate, or to impede or delay in any material respect the consummation of, the transactions contemplated by, this Agreement and the Ancillary Agreements.

SECTION 4.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

SECTION 4.06. Financing. Purchaser has, and at the Closing shall have, sufficient cash, available lines of credit or other sources of immediately available funds or committed capital to enable it to pay the Purchase Price and the Holdback Amount.

SECTION 4.07. Exclusivity of Representations and Warranties. None of Shareholder, Seller or any of their respective Affiliates or representatives is making any representation or warranty on behalf of Shareholder or Seller or any of their Affiliates of any kind or nature whatsoever, oral or written, express or implied, other than the representations and warranties of Seller expressly set forth in any Transaction Agreement to which it is a party.

ARTICLE V

COVENANTS

SECTION 5.01. Conduct of Business Prior to the Closing. Unless Purchaser otherwise consents in writing (such consent not to be unreasonably withheld or delayed) and except to the extent set forth in Section 5.01 of the Seller Disclosure Schedule, between the date hereof and the Closing Date:

(a) Seller shall (i) conduct the Business only in the ordinary course, consistent with past practice, and shall operate the Business in accordance with Applicable Requirements in all material respects, (ii) use commercially reasonable efforts to preserve intact the Business, (iii) use commercially reasonable efforts to keep available the services of those of present Employees and consultants of Seller and their Affiliates who are integral to the operation of the Business and (iv) use commercially reasonable efforts to preserve their present relationship with customers, suppliers, Governmental Authorities, distributors, creditors, lessors, Employees and other Persons with whom Seller or the Business has significant business relations; and

(b) Seller shall not:

(i) modify or amend the bylaws or articles of incorporation of Seller in any manner that would have an adverse effect on such Person’s ability to carry out its respective obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements;

(ii) transfer, sell, lease, license, mortgage or otherwise encumber or subject to any Lien, abandon, allow to lapse, fail to maintain or otherwise dispose of any Assets, other than, for the avoidance of doubt, (A) sales of funded Residential Mortgage Loans in the ordinary course of business consistent with past practice and (B) sales of mortgage servicing rights with respect to Residential Mortgage Loans funded prior to Closing;

(iii) incur any indebtedness for borrowed money except with respect to advances under the Existing Financing Facilities that constitute Retained Liabilities;

(iv) defer, delay or postpone the payment or funding of any accounts that would constitute Assumed Liabilities, other than in the ordinary course of business consistent with past practice in respect of immaterial amounts;

(v) renew, terminate or materially modify or amend, release, assign or waive any material right under, or knowingly violate, in any material respect, the terms of, any Material Contract, other than amendments to the Existing Financing Facilities entered into in the ordinary course of business consistent with past practice;

(vi) enter into a Contract that would be a Material Contract if entered into prior to the date hereof;

(vii) enter into any Contract or consummate any transaction with Shareholder or any current or former Affiliate, director, officer, manager or employee of Seller or any of its Affiliates (nor any spouse or child of any of such Persons, or any trust, partnership or corporation in which any of such Persons has a material economic interest) or modify or amend the terms of any item set forth on Section 3.15 of the Seller Disclosure Schedule in any manner adverse to the Business;

(viii) (A) acquire, purchase, license or lease (in each case, whether by merger, consolidation or by any other manner) any business or Person or any material assets or any capital stock or other equity interests or other securities thereof, or (B) purchase, or enter into any Contract or binding obligation with any Person to purchase or sell mortgage servicing rights other than the sale of mortgage servicing rights with respect to Residential Mortgage Loans funded prior to Closing in the ordinary course of business consistent with past practice;

(ix) enter into any new line of business that would comprise part of the Business;

(x) grant or announce any increase in the salary, bonus or other benefits payable or provided by Seller to any Business Employee (including officers), other than (A) as required by Law or any CBA or Employee Plan existing as of the date hereof or (B) at any time following the fifth (5th) day prior to the Closing, with respect to any Employee who is not listed as a Designated Employee by Purchaser pursuant to Section 6.02;

(xi) enter into, adopt, amend (except for such amendments as may be required by Law) or terminate any Employee Plan or any plan, program or agreement that would constitute an Employee Plan to the extent in existence on the date hereof, other than issuing offer letters on the Company’s standard form in connection with hiring otherwise permitted by clause (xiii) below;

(xii) enter into or commit itself to any employment management or consulting agreement with any Person if such agreement would constitute an Assumed Contract or Assumed Liability;

(xiii) (A) hire, promote or offer to hire, or promote any officer, Employee or consultant who provides services to the Business and receives (or reasonably could receive) more than $200,000.00 in compensation per year, (B) transfer, terminate, demote or offer to transfer, terminate or demote any officer, Employee or consultant who provides services to the Business, other than terminations for cause or terminations at the election of the applicable employees, or (C) encourage any officer, Employee or consultant who provides services to the Business to resign from or terminate his or her relationship with Seller, in the case of each of (A), (B) and (C), other than as expressly contemplated by this Agreement;

(xiv) (A) pay, settle, discharge or satisfy any Liabilities arising other than in the ordinary course of business or any Action at a cost in excess of $50,000 in any one case or $100,000 in the aggregate or pursuant to terms that impose any non-monetary restrictions on the Business, or (B) agree or consent to any material agreement or material modifications of existing agreements with any Governmental Authority in respect of the operations of the Business;

(xv) fail to make any material notifications, reports or other filings or take any steps necessary to comply with applicable Laws in all material respects and to maintain, in good standing, all material Permits;

(xvi) change in any material respect (A) the regulatory, investment or risk management or other similar policies of Seller or (B) the credit and underwriting, pricing, posting, collection (including using reasonable efforts to maintain current staffing levels), recoveries, re-aging, delinquency or other material operating policies, practices or procedures of Seller except to the extent Seller determines that such changes are reasonably necessary to comply with Applicable Requirements;

(xvii) fail to cause the coverage provided by the insurance policies listed on Section 3.14 of the Seller Disclosure Schedule to remain in effect in all material respects;

(xviii) make any change in any method of accounting or accounting practice or policy, except as required by US GAAP, or any change in Tax accounting methods or Tax practices or elections, except as required by applicable Law; and

(xix) authorize, or commit or agree to take, any of the foregoing actions.

SECTION 5.02. Access to Information; Advice of Changes.

(a) Prior to the Closing, subject to applicable Law (including any applicable antitrust or competition law), Seller shall (i) give Purchaser and its authorized representatives, upon reasonable advance notice and during regular business hours and coordinated through the persons listed on Schedule 5.02(a), reasonable access to all books and records (with respect to income Tax records, only to the extent directly related to the Seller), personnel, officers, and facilities and properties of the Business, (ii) permit Purchaser to make such copies and inspections thereof, upon reasonable advance notice and during regular business hours, as Purchaser may reasonably request and (iii) furnish Purchaser with such unaudited financial and operating data and other information with respect to the Business as is regularly prepared in the ordinary course that Purchaser may from time to time reasonably request; provided, however, that any out-of-pocket expenses incurred by Seller in connection with such access shall be borne by Purchaser.

(b) Notwithstanding anything contained in this or any other agreement between Purchaser and Seller executed on or prior to the date hereof, Seller shall not have any obligation to make available to Purchaser or its representatives, or provide Purchaser or its representatives with, any information if making such information available would (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Law or Applicable Requirements.

(c) Each party shall promptly notify the other party of the occurrence, to such party’s knowledge, of any event or condition, or the existence, to such party’s knowledge, of (i) any fact, change, condition, circumstance or occurrence or non-occurrence of any event that will or would reasonably be expected to result, individually or in the aggregate, in any of the conditions set forth in Article VIII not being fulfilled, or (ii) any Action pending (or, to such party’s knowledge, threatened) that questions or challenges the validity of this Agreement.

(d) Seller may, from time to time prior to or at the Closing, by written notice to Purchaser, supplement, amend or create any Section of the Seller Disclosure Schedule relating to the representations and warranties contained in Article III, in order to add information or correct previously supplied information (whether material or immaterial), but only to the extent such additional information or corrected information relates solely to matters occurring after the date hereof which will be Retained Liabilities and the subject matter thereof does not arise as a result of a breach of this Agreement (such additional information or corrected information, the “Updated Disclosure”). Any such Updated Disclosure will cure and correct any breach of, or inaccuracy in, any representation or warranty contained in Article III as of the Closing which would have existed if such Updated Disclosure had not been made, and all references to any part of the Seller Disclosure Schedule relating to the representations and warranties contained in Article III which is supplemented or amended in accordance with the first sentence of this Section 5.02(d) shall be deemed to be a reference to the Seller Disclosure Schedule as so supplemented or amended. In such case, Purchaser shall be deemed to have waived any and all rights, remedies or other recourse to which Purchaser might otherwise be entitled in respect of such breach of, or inaccuracy in, a representation or warranty contained in Article III as of the Closing. Notwithstanding anything in this Agreement to the contrary, no updates, supplements or amendments to the Seller Disclosure Schedules made in accordance with this Section 5.02(d) shall in any way be deemed to give rise to any failure to satisfy any of Purchaser’s conditions under Section 8.03 hereof. Except as set forth in the first sentence of this Section 5.02(d), Seller may not supplement, amend or create any Section of the Seller Disclosure Schedule after the execution and delivery of this Agreement.

SECTION 5.03. Confidentiality; Publicity.

(a) The terms of the Nondisclosure Agreement, dated as of January 8, 2013, between Seller and Purchaser (the “Nondisclosure Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect and survive the Closing, except that the non-disclosure and non-use obligations of Purchaser under the Nondisclosure Agreement in respect of information about the Business shall terminate at the Closing. If this Agreement is, for any reason, terminated prior to the Closing, the Nondisclosure Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Purchaser and Seller. Each of Purchaser and Seller shall not, and shall cause each of its Affiliates not to, issue or cause the publication of any press release or disclosure with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party.

(c) From and after the Closing, neither Seller nor Shareholder shall, and each shall cause its respective Affiliates and representatives not to, disclose to any other Person any Business Confidential Information to the extent related to the Business; provided, that Seller or Shareholder may disclose Business Confidential Information (i) to the extent required by Law, in any report, statement, testimony or other submission to any Governmental Authority having jurisdiction over it, (ii) to the extent necessary to sell to any investor or Governmental Authority any Residential Mortgage Loans that were originated by the Business prior to the Closing Date and are not included in the Assets or to the extent necessary to operate, use or perform any Excluded Assets or Retained Liabilities as part of the wind-down of Seller’s operations (e.g., repaying Seller’s warehouse lines of credit, exercising any creditors’ rights with respect to Excluded Assets, otherwise dealing with (e.g., paying, settling, resolving, disputing or disposing) any Retained Liabilities), or (iii) to the extent required to comply with any Law applicable to it, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to it in the course of any litigation, investigation or administrative proceeding; provided, further, that, if Seller, Shareholder or any of their

Affiliates becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any such Business Confidential Information to the extent related to the Business, Seller or Shareholder (as the case may be) shall provide Purchaser with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with Purchaser and Purchaser’s Affiliates to obtain (at Purchaser’s expense) a protective order or similar remedy to cause such Business Confidential Information not to be disclosed, including interposing all available objections thereto. Each of Seller and Shareholder hereby agrees, and shall cause their respective Affiliates and representatives, to protect the Business Confidential Information to the extent related to the Business by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of such Business Confidential Information as Seller uses to protect its own confidential information of a like nature.

(d) Business Confidential Information will not include information which (i) becomes available to the public through no fault or negligence of Seller, Shareholder or any of their respective Affiliates and representatives, or (ii) after the date hereof, is lawfully and in good faith made available or known to Seller or Shareholder by a Person not connected with Purchaser and without an obligation of confidence to Purchaser, directly or indirectly.

(e) Each of Seller and Shareholder acknowledges that, following the Closing, it or its Affiliates may have possession, custody, or control of, or access to, Business Customer Information. Notwithstanding such possession, custody or control of, or access to, after the Closing, such Business Customer Information shall be the property of Purchaser. Each of Seller and Shareholder agrees, subject to applicable Law, (i) that any such Business Customer Information shall be treated as Business Confidential Information and handled in accordance with Section 5.03(c), subject to the exceptions set forth in Section 5.03(c), and (ii) to use commercially reasonable efforts within a reasonable time to transfer (or cause to be transferred) such Business Customer Information to Purchaser.

SECTION 5.04. Efforts and Actions to Cause the Closing to Occur.

(a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Seller shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do or cause to be done and cooperate with each other in order to do, all things, necessary, proper or advisable to consummate the Closing as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any requisite Consent, provided that neither Purchaser nor Seller shall be obligated to make any payment or deliver anything of value to any third party (other than filing and application fees to Governmental Authorities, all of which shall be paid or reimbursed by Purchaser) in order to obtain any Consent. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to delay the obtaining of, or result in not obtaining, any Consent from any Governmental Authority or other Person required to be obtained prior to the Closing.

(b) If any party hereto or Affiliate thereof receives a request for information or documentary material from any Governmental Authority with respect to this Agreement or any of the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c) The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the requisite Consents of each applicable Governmental Authority, including:

(i) cooperating with each other in connection with filings under applicable Laws in connection with the transactions contemplated by this Agreement and providing regular updates (including access to all appropriate personnel and advisors) as may be reasonably requested from time to time as to the status of such parties’ efforts in obtaining such consents;

(ii) furnishing to the other party all information within its possession that is required for any notification or other filing to be made by the other party pursuant to applicable Laws in connection with the transactions contemplated by this Agreement;

(iii) promptly notifying each other of any communications from or with any Governmental Authority with respect to the transactions contemplated by this Agreement;

(iv) not agreeing to participate in any meeting or discussion with any Governmental Authority in connection with proceedings under or relating to applicable Laws in connection with the transactions contemplated by this Agreement, unless it consults with the other party in advance, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and

(v) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to applicable Laws in connection with the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary herein, nothing in this Section 5.04 shall require, or be construed to require, Purchaser (i) to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Closing, any assets (including the Assets), Permits, operations, rights, businesses (including the Business) or interest therein of Purchaser or any of its Affiliates, (ii) to agree to any change or restriction on, or other impairment of Purchaser and its Affiliates’ ability to own any of such assets (including the Assets), Permits, operations, rights, businesses (including the Business) or interests therein or Purchaser’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock or other equity securities of Affiliates of Purchaser or (iii) to serve as a source of strength or to agree to invest any additional capital in the Business other than the payment of the Purchase Price and, to the extent applicable, the Holdback Amount and assumption of the Assumed Liabilities.

(e) As soon as practicable after the date hereof, Seller shall, and shall cause any of its Affiliates to, make all filings with the California Department of Corporations and other applicable Governmental Authorities required to change the address of Seller’s office located at 18200 Von Karman Avenue, Suite 300, Irvine, CA 92612, to be effective as of 11:59 p.m. Pacific time on the Closing Date.

SECTION 5.05. Further Action. From and after the Closing Date, each of the parties shall execute and deliver such documents and other papers and take such further actions as may reasonably be required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby, including the execution and delivery of such assignments, deeds and other documents as may be necessary to transfer any Assets as provided in this Agreement. Without limiting the foregoing, from and after the Closing, (a) Seller shall do all things necessary, proper or advisable under applicable Law as reasonably requested by Purchaser (i) to put Purchaser in effective possession, ownership and control of the Assets, including recording the Trademark Assignment Agreement and Copyright Assignment Agreement with the United States Patent and Trademark Office, the United States Copyright Office and/or any other applicable Governmental Authority and (ii) to assure that Seller, rather than Purchaser or any of its Subsidiaries, is the obligor in respect of all Retained Liabilities, and Purchaser shall cooperate with Seller for the purposes of this clause (a), and (b) Purchaser shall (and shall cause its Subsidiaries to) do all things necessary, proper or advisable under applicable Law as reasonably requested by Seller (i) to transfer to Seller (or such other Person as Seller shall indicate) any Excluded Assets that Purchaser may possess and (ii) to assure that Purchaser, rather than Seller, is the obligor in respect of all Assumed Liabilities, including by novating any Assumed Contract that is a Nonassignable Asset to Purchaser and Seller shall cooperate with Purchaser for the purposes of this clause (b), provided that neither Purchaser nor Seller shall be obligated to make any payment or deliver anything of value to any third party (other than filing and application fees to Governmental Authorities, all of which shall be paid or reimbursed by Purchaser) in order to obtain any Consent to the transfer of Assets or the assumption of Assumed Liabilities. Purchaser shall, upon the request of Seller, and at no cost to Seller (other than reimbursement of out-of-pocket expenses), make the Transferred Employees available at reasonable times and cooperate in all reasonable respects with Seller in the preparation for, and defense of, any claim, lawsuit, dispute, arbitration or other Action (whether disclosed or not disclosed in the Seller Disclosure Schedule) filed or claimed against Seller or any of its Affiliates or any of the respective agents, directors, officers and employees of Seller and its Affiliates, whether currently pending or asserted in the future, concerning the operation or conduct of the Business prior to the Closing Date.

SECTION 5.06. Ancillary Agreements. On the Closing Date, each of Purchaser and Seller shall (and, in the case of Purchaser, shall cause its wholly owned Subsidiaries to) execute and deliver each of the Ancillary Agreements to which it is a party if such Ancillary Agreement has not been executed on the date hereof.

SECTION 5.07. Maintenance of Books and Records. After the Closing, each of the parties hereto shall preserve, until at least the seventh anniversary of the Closing Date, all pre-Closing Date records to the extent relating to the Business possessed or to be possessed by such party. After the Closing Date and up until at least the seventh anniversary of the Closing Date, upon any reasonable request from a party hereto or its representatives, the party holding such records shall (a) provide to the requesting party or its representatives reasonable access to such records during normal business hours and (b) permit the requesting party or its representatives to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require either party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law, fiduciary duty or agreement (it being understood that each party shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to the other party to occur without so jeopardizing privilege or contravening such Law, duty or agreement). Such records may be sought under this Section 5.07 for any reasonable purpose, including to the extent reasonably required in connection with accounting, Tax, litigation, federal securities disclosure or other similar needs of the party seeking such records (other than claims between Seller and Purchaser or any of Purchaser’s Subsidiaries under this Agreement or any Ancillary Agreement). Notwithstanding the foregoing, any and all such records may be destroyed by a party if such destroying party (x) sends to the other party hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed (the “First Notice”), and (y) no earlier than sixty (60) days after delivery of the First Notice, sends such other party a second notice containing the same information as provided in the First Notice (a “Second Notice”), then the records that were the subject of the First Notice may be destroyed thirty (30) days after delivery of such Second Notice unless the other party hereto notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party shall transfer the records to such requesting party and such requesting party shall pay all reasonable out of pocket expenses of the destroying party in connection therewith.

SECTION 5.08. Assignment of Note. Without Purchaser’s consent (which consent can be withheld, conditioned or delayed in Purchaser’s sole discretion), Seller shall not permit, or otherwise grant consent to, OTC Pacific, LLC to assign that certain promissory note entered into as of the date hereof between OTC Pacific, LLC and Seller.

SECTION 5.09. Intellectual Property Matters.

(a) Following the Closing, Seller shall not directly or indirectly, (i) disclose (with respect to any confidential Transferred Intellectual Property), use or exploit any part of the Transferred Intellectual Property, except as expressly permitted under Section 5.03(c), or (ii) challenge or interfere with Purchaser’s efforts to perfect or enforce the Transferred Intellectual Property or to register any currently unregistered Transferred Intellectual Property.

(b) On the Closing Date, Seller shall, or shall cause its representative to, at Seller’s sole expense, deliver to Purchaser correct and complete copies of all records and documents relating the acquisition, maintenance, enforcement or perfection of the Transferred Intellectual Property, including all Trademark and copyright prosecution files, dockets, registration certificates and, subject to the parties’ execution of a common interest agreement as required to maintain legal privilege under applicable Law (and only if such privilege can be maintained by such means), all litigation files and related opinions of counsel, License Agreements and correspondence related thereto; provided, that with respect to that certain matter entitled “Greenlight Financial Services, Inc. et. al. vs. Internet Brands, Inc. et. al.,” Seller shall only be obligated to deliver copy of the related litigation files and, for the avoidance of doubt, Seller shall retain all damages recovered or recoverable from such matter.

(c) Seller shall promptly notify Purchaser in writing should it become aware at any time after the Closing that any assignment, transfer or delivery of any Transferred Intellectual Property or other Intellectual Property Right required under this Agreement has not been completed. Upon receipt of such notice, or upon otherwise becoming aware of such failure, Purchaser may request the matter to be corrected by providing a written request to Seller. Within thirty (30) days of receiving such request, Seller shall inform Purchaser in writing of any objection to such correction (including a reasonable explanation of the reasons for such objection) or consent thereto. If Seller objects to such correction, the Parties shall promptly meet to discuss resolution of the matter. If the parties agree to such correction, then as soon as practicable Seller shall complete the assignment, transfer or delivery of such Intellectual Property Right on the same terms as applicable to such Intellectual Property Right under this Agreement, at Seller’s sole expense.

(d) Seller shall use reasonable efforts to relinquish all of its Permits (except for those Permits necessary to maintain Seller’s corporate existence) as promptly as practicable after the Closing Date. As promptly as practicable after Seller has relinquished all of its Permits (except for those Permits necessary to maintain Seller’s corporate existence), unless required as of an earlier date in order for Purchaser to obtain any Consent required to consummate the transactions contemplated by this Agreement or operate the Business as conducted as of the Closing Date, Seller shall, and shall cause any of its Affiliates to, (i) immediately discontinue all use of any names or Trademarks contained within the Transferred Intellectual Property (including, for the avoidance of doubt, any Trademarks transferred pursuant to Trademark Assignment Agreement) and any term or designation similar thereto (collectively, the “Transferred Trademarks”), (ii) immediately take action to change Seller’s and its Affiliates’ corporate and business and trade names (i.e., d/b/a’s) to a name that does not include any of the Transferred Trademarks and is not confusingly similar thereto or dilutive thereof or a variation, derivation or colorable imitation thereof, and cease to refer to itself as, or do business under, any Transferred Trademarks or any name that includes any of the foregoing, and (iii) take all actions necessary and appropriate to (A) change Seller’s and its Affiliates’ corporate and business names, to the extent such names constitute or contain any of the Transferred Trademarks, with the appropriate Governmental Authorities, including effecting the amendment of any by-laws, corporate formation agreements, or similar documents, (B) to the extent applicable, de-register such name, including making all filings with appropriate Governmental Authorities, necessary to effect such changes and (C) to the extent applicable, amend the necessary agreements and make the necessary governmental filings to adopt and register a new name for Seller and its Affiliates. Seller shall certify in writing to the Purchaser that Seller has complied with this Section 5.09(d) within 30 calendar days of the Closing.

(e) Prior to the Closing Date, Seller shall take all actions as reasonably necessary or useful to obtain all assignments of and perfect and record its exclusive title, right and interest in and to the Intellectual Property Rights intended to be assigned to Seller pursuant to that certain Intellectual Property Assignment Agreement by and between OTC Pacific LLC and Seller dated as of the date hereof, including by means of recording applicable assignments or agreements under which Seller acquired ownership of any such Intellectual Property Rights with the United States Patent and Trademark Office and any other applicable Governmental Authorities in the United States for which such recordation may be reasonably necessary or useful for such purposes.

SECTION 5.10. Non-Transferred Software. Purchaser agrees that, following the Closing Date, Purchaser does not have the right to use any software or computer databases loaded on the Equipment included in the Assets as of the Closing Date, unless licenses to such software or computer databases are included in the Assets or Purchaser otherwise has the right to use them.

SECTION 5.11. Assistance with Form 8-K Reporting Obligation. Seller shall, within forty-five (45) days after the due date of Purchaser’s Closing Form 8-K (i) prepare financial statements of the Business as of and for the year ended December 31, 2012 and the three months ended March 31, 2013 (or the six months ended June 30, 2013 in the event the Closing does not occur prior to such date), which financial statements shall meet the requirements of Rule 3-05 of Regulation S-X under the Securities Act, and (ii) use its reasonable best efforts to obtain an unqualified audit opinion in accordance with United States generally accepted auditing standards from Squar, Milner, Peterson, Miranda & Williamson, LLP with respect to such financial statements. Seller shall provide Purchaser with financial statements and other information with respect to the Business necessary to prepare, and cooperate with Purchaser’s preparation of, pro forma financial statements specified in Form 8-K and required to be included in the required amendment of Purchaser’s Closing Form 8-K. Seller shall use its reasonable best efforts to obtain the consent of Squar, Milner, Peterson, Miranda & Williamson, LLP to the filing of the audit opinion in the amendment of Purchaser’s Closing Form 8-K and the inclusion of the audit opinion in one or more registration statements filed under the Securities Act. Purchaser shall, promptly upon the written request of Seller, reimburse Seller, for all reasonable and documented out-of-pocket costs that have been incurred by Seller (including those of its representatives) in connection with preparing such financial statements and obtaining such audit opinion.

SECTION 5.12. No Competition; No Solicitation.

(a) For a period from the Closing Date to the third (3rd) anniversary of the Closing Date, neither Seller nor Shareholder shall, and each shall cause their respective Affiliates to not, directly or indirectly, own any interest in, manage, operate, Control, or participate or engage in the ownership, management, operation or Control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that competes, directly or indirectly, with the Business (as conducted as of the Closing) in the United States of America; provided, however, that the restrictions contained in this Section 5.12(a) shall not prohibit Seller, Shareholder or any of their respective Affiliates from, in and of itself, (i) owning, directly or indirectly, less than 3% of the outstanding capital stock of any publicly traded company that competes with the Business (as conducted as of the Closing), (ii) closing, funding and selling to any investor or Governmental Authority any Residential Mortgage Loans that were originated by the Business prior to the Closing Date that are not included in the Assets, (iii) continue to service its existing servicing portfolio or sell such portfolio, and/or (iv) operating, using or performing any Excluded Assets or Retained Liabilities but only to the extent necessary to dispose of Seller’s assets or wind-down the operations of Seller.

(b) For a period from the Closing Date to the third (3rd) anniversary of the Closing Date, neither Seller nor Shareholder shall, and each shall cause their respective Affiliates to not, directly or indirectly, hire, solicit, induce or encourage any Transferred Employee to leave his or her employment with Purchaser or its Affiliates. The provisions of this Section 5.12(b) shall not be violated if Seller, Shareholder or any of their respective Affiliates (i) hires or solicits for employment any Transferred Employee whose employment has been involuntarily terminated by Purchaser or any Affiliate thereof prior to such hiring or solicitation or (ii) hires or solicits for employment any Transferred Employee who responds to a general advertisement or solicitation that is not specifically directed to the Transferred Employee.

(c) Each of Seller and Shareholder agrees that if any of the provisions of this Section 5.12 were not performed by it in accordance with their specific terms or were otherwise breached thereby, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that accordingly Purchaser and its Affiliates shall be entitled to injunctive relief in such a case in accordance with Section 11.13.

(d) Each of Seller and Shareholder acknowledges that the covenants set forth in this Section 5.12 are an essential element of this Agreement and that, but for these covenants, Purchaser would not have entered into this Agreement. Each of Seller and Shareholder acknowledges that this Section 5.12 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any other document contemplated by this Agreement.

(e) It is the intention of the parties that if any of the restrictions or covenants contained in this Section 5.12 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restrictions or covenants shall not be construed to be null, void and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.12 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 5.12) that would be valid and enforceable under such applicable Law.

SECTION 5.13. Bulk Transfer Compliance. Purchaser and Seller hereby mutually agree to waive compliance with the provisions of any bulk transfer or sales Laws, to the extent applicable to the transactions contemplated by this Agreement.

SECTION 5.14. Loans in Inventory. At least four (4) Business Days prior to Closing, Seller shall submit to Purchaser (a) a list (the “Closing Inventory List”) of all Loans in Inventory that Seller wishes Purchaser to purchase at the Closing, and (b) such information as is reasonably necessary for Purchaser to price such Loans in Inventory. Within two (2) Business Days after Purchaser’s receipt of the Closing Inventory List from Seller, Purchaser shall have the right (but not the obligation) to deliver a notice (the “Pricing Notice”) indicating the prices at which it will purchase some or all of the Loans in Inventory set forth on the Closing Inventory List. Seller shall have the right to accept or reject the pricing set forth in the Pricing Notice for all (but not less than all) Loans in Inventory on the Closing Inventory List for which Purchaser has specified a price in the Pricing Notice within the time period prescribed by Purchaser in the Pricing Notice. Such purchase (if any) shall be consummated pursuant to the terms set forth in the Mortgage Loan Purchase Agreement.

SECTION 5.15. Post-Closing Obligations of Purchaser with Respect to Pipeline Loans. Purchaser will complete the origination of Pipeline Loans in accordance with Applicable Requirements based on the stage of processing as of the Closing Date and in reliance on Seller’s representations and warranties set forth in Section 3.18 hereof; provided, however, that Purchaser shall not be required to close or fund a Pipeline Loan that it concludes is ineligible pursuant to Purchaser’s lending guidelines.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01. Employee List. Schedule 6.01 sets forth a true and complete list as of the date hereof of (a) the names, addresses and positions of all Employees, listed by office location and (b) the salary or wage rates and annual target bonus opportunity for each Employee, and Seller shall update such list periodically prior to the Closing Date to reflect new hires, leaves of absence and employment terminations and any other material changes thereto and provide copies of such updated lists and information to Purchaser, with the last update to such list provided no later than ten (10) days prior to the Closing Date.

SECTION 6.02. Offers of Employment. Not later than five (5) days prior to the Closing Date, Purchaser or an Affiliate thereof shall provide to Seller a list of those Employees to which it desires to make an offer of employment (the “Designated Employees”) and shall make an offer of employment to each Designated Employee, subject to their continued employment by the Seller or an Affiliate through the Closing Date providing for (a) a position substantially comparable to the employee’s position as of immediately prior to the Closing Date, (b) base salary no less than the employee’s base salary as of immediately prior to the Closing

Date, (c) annual target bonus opportunity no less than the employee’s annual target bonus opportunity as of immediately prior to the Closing Date, and (d) from the Closing Date through December 31, 2013, otherwise comparable aggregate compensation (excluding base salary and annual bonus opportunity) to the aggregate compensation (excluding base salary and annual bonus opportunity) provided to similarly situated employees of Purchaser immediately prior to the Closing Date. Each Designated Employee who accepts such offer of employment and commences employment with the Purchaser or an Affiliate thereof on the Closing Date (or, for Designated Employees who are on a leave of absence or other approved paid time off arrangement on the Closing Date (each a “Leave Employee”) and return to active employment not later than sixty (60) days after the Closing Date, immediately following such return to employment) shall be hereinafter referred to as a “Transferred Employee” provided, that no Leave Employee shall be a Transferred Employee until the date of such Leave Employee’s active employment with Purchaser or an Affiliate). Seller and its Affiliates shall retain liability and responsibility for any Leave Employee until such employee becomes a Transferred Employee of Purchaser and for any Employee who does not become a Transferred Employee. Any offer made by Purchaser or an Affiliate thereof pursuant to this Section 6.02 shall be contingent on the recipient of such offer complying with all of Purchaser’s standard employment requirements, and Purchaser and its Affiliates shall not be obligated to extend offers of employment to any individual who, following Purchaser’s standard pre-employment tests and screenings, does not meet Purchaser’s employment rules, standards or policies.

SECTION 6.03. Waiver of Preexisting Conditions, Exclusions and Waiting Periods; Prior Credit. Purchaser shall, or shall cause its Affiliates to (a) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees and their covered dependents under any medical or health insurance plan in which such Transferred Employees are eligible to participate (except to the extent that such conditions, exclusions or waiting periods would apply under Seller’s then-existing plans absent at the Closing Date or cannot be waived under the terms of Purchaser’s welfare benefit plans) and (b) provide each Transferred Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under any such plan. Purchaser shall, or shall cause its Affiliates to, provide each Transferred Employee with credit, exclusively for eligibility and vesting, for all service with Seller under each employee benefit plan, policy, program or arrangement of Purchaser or any of its Affiliates in which such Transferred Employee is eligible to participate as of the Closing Date, except to the extent that such credit would result in a duplication of benefits with respect to the same period of services.

SECTION 6.04. Welfare Benefit Plans. Seller shall be responsible for providing those welfare benefits in effect for Transferred Employees as of the Closing Date, to Transferred Employees for all claims incurred and benefits earned on or prior to the Closing Date, under and subject to the generally applicable terms and conditions of the Seller’s or its Affiliate’s welfare benefit plans. Purchaser shall, or shall cause its Affiliate to, be responsible for providing welfare benefits to Transferred Employees for claims incurred and benefits earned after the Closing Date under and subject to the generally applicable terms and conditions of Purchaser’s employee benefit plans, programs and arrangements, as amended from time to time. For purposes of this Section 6.04, a claim shall be deemed to be incurred on the date that the event that gives rise to such claim occurs, except that any claim that relates to a continuous period of hospitalization shall be deemed to be incurred at the commencement of such period of hospitalization. Without limiting the generality of the foregoing, and for purposes of clarification, a claim for disability benefits shall be deemed to be incurred at the time that the event that gives rise to the disability occurs, and the responsibility for all future disability benefits payable with respect to such disability shall be determined based on the date on which such event occurs.

SECTION 6.05. COBRA. On after the Closing, Purchaser shall assume, or shall cause a group health plan maintained by Purchaser to assume, responsibility for providing “continuation coverage” required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to any Employee of the Business (including eligible family members that are entitled to continuation coverage rights) that is or becomes a “M&A qualified beneficiary” (within the meaning of Treasury Regulations Section 54.4980B-9, Q&A-4) as a result of the transactions contemplated by the Agreement.

SECTION 6.06. No Third-Party Beneficiaries. This Article VI shall be binding and inure solely to the benefit of each of the parties, and nothing contained in this Article VI or Schedule 2.03(a)(ii) shall be construed to create any beneficiary rights in any employee or former employee (including any dependent thereof) of Seller, nor to require Purchaser or its Affiliates to continue any specific employee benefit plans or to continue the employment of any Transferred Employee for any period after their commencement of employment with the Purchaser or any of its Affiliates. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan (within the meaning of Section 3(3) of, or subject to, ERISA), and no person participating in any such employee benefit plan maintained by either Seller or its Affiliates or Purchaser or its Affiliates, shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise.

SECTION 6.07. 401(k) Plan. Seller will fully vest each Transferred Employee who participates in Seller’s 401(k) Plan as of the Closing Date in their unvested benefits under such plan as of the Closing Date.

SECTION 6.08. Access. Seller shall cooperate with Purchaser or any of its Affiliates in providing reasonable access to any employees of Seller or its Affiliates and providing such information as is necessary to facilitate the implementation of the provisions of this Article VI.

SECTION 6.09. Accrued Vacation. With respect to any accrued but unused vacation time as of the Closing Date to which any Transferred Employee is entitled pursuant to Seller’s vacation time policy immediately prior to the Closing Date, Seller shall, on the Closing Date, pay to such Transferred Employee the amount of compensation with respect to such vacation time that is due and owing to such Transferred Employee. For the purposes of this Section 6.09, “vacation time” shall include vacation time, flexible time off and similar arrangements.

SECTION 6.10. Employee Notices. Seller shall provide Purchaser with a copy of any material communications (whether such communication is direct or indirect or in writing, verbal or otherwise) intended for broad-based and general distribution to any current or former employees of Seller if such communications relate to the transactions contemplated hereby. Seller will provide Purchaser with a reasonable opportunity to review, approve and comment on such communications prior to distribution, provided that such approval by Purchaser shall not to be unreasonably withheld, conditioned or delayed and Purchaser’s reasonable comments shall be considered and included in such communications by Seller.

ARTICLE VII

TAX MATTERS

SECTION 7.01. Allocation of Taxes; Tax Claims.

(a) In the case of any Tax relating to the Assets or the Business for any Straddle Period, the portion of such Tax that is allocable to the portion of the period ending on the close of the Closing Date (“Pre-Closing Straddle Period”) shall be (i) in the case of Taxes that are based upon or related to income, profits or receipts, imposed in connection with the use, sale or other transfer or assignment of property (real or personal, tangible or intangible), withholding, employment, social security or other similar taxes with respect to an employee, or imposed based on the actual period in which property is owned by Seller or Purchaser, deemed equal to the amount which would be payable if the taxable year ended on the end of the Closing Date; and (ii) in the case of any Taxes not described in subsection (i) of this Section 7.01(a), deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending with and including the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of this Section 7.01(a), any exemption, deduction, credit or other item that is calculated for the Straddle Period shall be allocated to the Pre-Closing Straddle Period based on the same fraction. Taxes relating to the Assets or the Business for any Straddle Period that are allocable to the portion of the period beginning on the day after the Closing Date and ending on the last day of the Straddle Period (“Post-Closing Straddle Period”) shall be the Taxes for the Straddle Period not allocated to the Pre-Closing Straddle Period. Taxes relating to the Assets or the Business for any Straddle Period that arise from the sale of the Assets or the Business hereunder shall in all events be allocated to the Pre-Closing Straddle Period.

(b) (i) Seller or its designee will prepare and file or cause to be prepared and filed on or before the due date (including extensions), in proper form with the appropriate Taxing Authority, all Tax Returns for any Tax relating to the Assets or the Business for any Pre-Closing Tax Period (other than a Straddle Period). Seller will pay or cause to be paid any and all unpaid Taxes due with respect to such Tax Returns. Purchaser will provide or cause to be provided to Seller in a timely manner all reasonably necessary data and other information available to Purchaser and not otherwise available to Seller to prepare such Tax Returns.

(ii) Purchaser or its designee will prepare and file or cause to be prepared and filed on or before the due date (including extensions), in proper form with the appropriate Taxing Authority, all Tax Returns for any Tax relating to the Assets or the Business for any taxable period ending after the Closing Date (including any Straddle Period). No later than 30 days prior to the filing of any Tax Returns for Straddle Periods, Purchaser will provide Seller with a draft copy of such Tax Returns for Seller’s review, and Purchaser shall include, in the Tax Returns filed, all reasonable comments provided by the Seller within 30 days of Seller’s receipt of such draft Tax Returns. Purchaser will pay or cause to be paid any and all Taxes due with respect to any such Tax Returns; provided, however, that Seller will pay or cause to be paid any such Taxes allocated to a Pre-Closing Straddle Period under Section 7.01(a).

(c) Seller and Purchaser shall, upon written request of the other (i) provide the other with such assistance as may be reasonably requested in connection with the preparation of any Tax Return, audit, or other examination of Seller or Purchaser, the Assets or the Business by any Taxing Authority or judicial or administrative proceedings relating to liability for Taxes, (ii) retain and provide the other, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination and not otherwise reasonably available to the other, and (iii) provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the Purchaser with a reasonable opportunity to review and copy the same. Each of the Seller and Purchaser shall bear its own expenses in complying with the foregoing provisions.

Purchaser shall promptly notify Seller in writing upon receipt by Purchaser or any of its Affiliates of notice of any audits, examinations, adjustments or assessments relating to Taxes for which Purchaser may be entitled to receive indemnity under Section 7.04 of this Agreement (each, a “Tax Claim”). Seller may contest such Tax Claim in any permissible forum and shall otherwise have the sole right at its sole expense to direct, control and settle any administrative or judicial proceedings relating to such Tax Claim, provided that (i) Seller notifies Purchaser in writing within ten (10) days of Purchaser’s notification to Seller of such Tax Claim of its intent to exercise its right to direct, control, and settle such Tax Claim, (ii) Purchaser shall be entitled to participate at its sole expense in such administrative or judicial proceedings, (iii) to the extent any settlement of any such proceeding is reasonably expected to increase any Tax or result in any Liability to Purchaser or its Affiliates in respect of any Tax or Liability not indemnified under this Agreement by Seller at the time of such settlement, Seller may not settle any such proceeding without the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed, and (iv) the Tax Claim involves only money damages and does not seek an injunction or other equitable relief.

SECTION 7.02. Assistance and Cooperation. Seller shall (and shall cause its Affiliates to) provide Purchaser, upon Purchaser’s reasonable request, any information and documentation relating to Taxes of or with respect to the Assets or the Business, including, accurate copies of any Tax Returns already due (including extensions) for any taxable period ending on or after January 1, 2009, and the information and documentation set forth in Section 7.02 of the Seller Disclosure Schedule.

SECTION 7.03. Transfer Taxes. Notwithstanding anything herein to the contrary, Transfer Taxes shall be borne one-half by Purchaser and one-half by Seller. The party required by applicable Law to file any Tax Returns and other documentation with respect to any such Transfer Taxes shall (i) prepare and file such Tax Returns at its own expense (ii) at least ten (10) days prior to the due date for payment of such Transfer Taxes, provide the other party with copies of such Tax Returns and (iii) pay such Transfer Taxes to the appropriate Taxing Authorities. The non-filing party shall pay by wire transfer to the filing party its share of the Transfer Taxes which are payable with such Tax Returns at least three (3) days prior to the due date for the payment of such Transfer Taxes. Refunds of Transfer Taxes received by Seller or Purchaser shall be paid within ten (10) days of receipt one-half to the other.

SECTION 7.04. Tax Indemnification. Seller’s and Purchaser’s indemnification obligation in respect of Taxes (including any indemnification item subject to this Section 7.04) are governed by this Section 7.04 and not Article X (and the limitations and procedures in Article X shall not apply). Subject to the allocation to Purchaser of one-half of any Transfer Taxes under Section 7.03, Seller shall indemnify the Purchaser Indemnified Parties (as defined in Section 10.01), and hold them harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) relating to the Assets or the Business for any Pre-Closing Tax Period (including any Taxes allocated to a Pre-Closing Straddle Period under Section 7.01(a)) or any Taxes arising from the sale of the Assets or the Business hereunder and (ii) any breach of any representation, warranty, covenant or agreement of Seller in Section 3.16 (Taxes) or this Article VII. Purchaser shall indemnify the Seller Indemnified Parties (as defined in Section 10.02), and hold them harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to a breach of any agreement of Purchaser set forth in this Article VII. This Section 7.04 shall not prevent amounts paid under Section 10.01 from being adjusted for the effect of any Taxes attributable to such payments.

SECTION 7.05. Tax Characterization of Adjustments. Seller and Purchaser agree to treat, and Purchaser shall cause its Subsidiaries to treat, all payments made either to or for the benefit of the other under any indemnity provisions of this Agreement (including under Section 7.04 or Article X) as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01. Conditions to Each Party’s Obligation. The obligation of Purchaser, Seller and Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) No Injunctions or Restraints. No court or other Government Authority shall have enacted, issued, promulgated, enforced or entered any Law or issued any Governmental Order (and if an injunction, whether temporary, preliminary or permanent) that is in effect and prevents, restrains, enjoins, makes illegal or otherwise prohibits, the consummation of any of the transactions contemplated by this Agreement or makes such consummation illegal.

SECTION 8.02. Conditions to Obligations of Seller and Shareholder. The obligation of each of Seller and Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Except for any inaccuracy that would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement, each representation and warranty contained in Article IV (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date hereof and as of the Closing Date (or if made as of a date specified therein, as of such date), and Seller shall have received a certificate signed by a senior officer of Purchaser to such effect.

(b) The covenants, obligations and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects, and Seller shall have received a certificate signed by a senior officer of Purchaser to such effect.

(c) No Action shall have been instituted or threatened against Seller by any Governmental Authority of competent jurisdiction seeking to prohibit, restrict or delay, or to enjoin or obtain damages in respect of, this Agreement or the consummation of the transactions contemplated hereby and it would reasonably be expected that following the Closing such Action would continue with Seller as a party.

(d) Each of Purchaser and, if applicable, its wholly owned Subsidiaries shall have executed and delivered to Seller each of the Ancillary Agreements to which it is a party.

SECTION 8.03. Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) (i) The representations and warranties in the second sentence of Section 3.01 (Organization and Good Standing) and Sections 3.02 (Authority), 3.05(b) (Absence of Certain Changes or Events), 3.08(a), (b) and (d) (Ownership of the Assets) and 3.17 (Brokers) shall be true and correct in all respects as of the date hereof and as of the Closing Date, and (ii) each other representation and warranty contained in Article III shall be true and correct as of the date hereof and as of the Closing Date (or if made as of a date specified therein, as of such date), except, in the case of this clause (ii), for any failure, individually or in the aggregate, to be true and correct that has not had and would not reasonably be expected to have a Material Adverse Effect (disregarding all materiality and Material Adverse Effect qualifications contained therein), and in the case of each of clauses (i) and (ii), Purchaser shall have received a certificate signed by a senior officer of Seller and by Shareholder to such effect.

(b) The covenants, obligations and agreements contained in this Agreement to be complied with by Seller and Shareholder on or before the Closing shall have been complied with in all material respects, and Purchaser shall have received a certificate signed by a senior officer of Seller and by Shareholder to such effect.

(c) Since the date of this Agreement, the Business shall not have suffered any Material Adverse Effect, and no events or changes shall have occurred and no circumstances, individually or in the aggregate, shall exist that would reasonably be expected to result in a Material Adverse Effect, and Purchaser shall have received a certificate signed by a senior officer of Seller and by Shareholder to such effect.

(d) No Action shall have been instituted or threatened by any Governmental Authority of competent jurisdiction seeking to prohibit, restrict or delay, or to enjoin or obtain damages in respect of, this Agreement or the consummation of the transactions contemplated hereby.

(e) The Consents listed in Schedule 8.03(e) shall have been obtained.

(f) The Employment Agreement shall remain in full force and effect with respect to the individual listed in Schedule 1.01(a)(v) and such individual so listed shall be ready, willing and able to perform under such Employment Agreement.

(g) Each of Seller and Shareholder shall have executed and delivered to Purchaser each of the Ancillary Agreements to which it is a party.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing (except as limited as to time in the case of paragraph (b) below):

(a) by the mutual written consent of Seller and Purchaser;

(b) by Seller or Purchaser, upon prior written notice to the other party, if the Closing shall not have occurred on or prior to August 4, 2013 (the “Termination Date”);

(c) by Seller, upon prior written notice to Purchaser, if Purchaser breaches any of its representations or warranties or fails to perform any of its covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.02, (ii) cannot be or has not been cured within the earlier of thirty (30) days following delivery of written notice by Seller of such breach or failure to perform and the Termination Date and (iii) has not been waived by Seller in writing;

(d) by Purchaser, upon prior written notice to Seller, if Seller or Shareholder breaches any of its representations or warranties or fails to perform its covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.03, (ii) cannot be or has not been cured within the earlier of thirty (30) days following delivery of written notice by Purchaser of such breach or failure to perform and the Termination Date and (iii) has not been waived by Purchaser in writing; or

(e) by either Seller or Purchaser, upon prior written notice to the other party, in the event that any court or other Government Authority shall have issued any Governmental Order that is in effect and prevents, restrains, enjoins, makes illegal or otherwise prohibits, the consummation of any of the transactions contemplated by this Agreement or makes such consummation illegal and such Governmental Order has become final and non-appealable.

Notwithstanding anything in this Section 9.01 to the contrary, no party may terminate this Agreement pursuant to paragraphs (b), (c), (d) or (e) above if it (or, in the case of Seller, Shareholder) is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

SECTION 9.02. Effect of Termination. In the event of termination of this Agreement in accordance with this Article IX, this Agreement shall be null and void and of no further force and effect, except as set forth in this Section 9.02, Section 5.03 and Article XI (which shall survive any such termination), and there shall be no Liability on the part of any party except such termination shall not relieve any party to this Agreement from liability for fraud or any breach of this Agreement that occurred prior to such termination.

ARTICLE X

INDEMNIFICATION

SECTION 10.01. Indemnification; Remedies. (a) From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser from and against all Losses incurred by Purchaser, its Subsidiaries and their respective officers, directors, members, managers, employees and representatives (collectively the “Purchaser Indemnified Persons”) that arise out of or relate to:

(i) any breach by Seller of any of the representations and warranties contained in Sections 3.01 (Organization and Good Standing), 3.02 (Authority), 3.08(a), (b) and (d) (Ownership of the Assets), and 3.17 (Brokers);

(ii) any breach by Seller of any of the representations and warranties contained in Article III of this Agreement (other than those contained in Sections 3.01 (Organization and Good Standing), 3.02 (Authority), 3.08(a), (b) and (d) (Ownership of the Assets), 3.16 (Taxes) and 3.17 (Brokers));

(iii) any breach by Seller of any of its covenants contained in this Agreement or any Ancillary Agreement;

(iv) any Retained Liabilities or Excluded Assets; or

(v) the amount by which the Estimated Prepaids Reimbursement used to determine the Closing Date Payment payable at the Closing, in the certificate delivered by Seller prior to the Closing pursuant to Section 2.03(b), exceeds the Prepaids Reimbursement as of the Closing Date (it being understood that in connection with any successful claim for indemnification under this Section 10.01(a)(v), the Purchaser Indemnified Persons shall be entitled to interest on the amount of such excess from the Closing Date through and including the date such indemnity claim is paid or otherwise satisfied at a rate per annum of 6.5%, together with, for the avoidance of doubt, their reasonable attorneys’ fees incurred in connection with the prosecution of such claim).

(b) Seller’s indemnification obligations under Section 10.01(a)(i) and Section 10.01(a)(ii) and Shareholder’s indemnification obligations under Section 10.01(d)(i) shall be subject to each of the following limitations (as applicable):

(i) with respect to indemnification under (A) Section 10.01(a)(i), or (B) Section 10.01(d)(i) (other than in connection with a breach by Shareholder of any of her representations and warranties contained in Section 3.03 (No Conflicts; Consents and Approvals)), such obligation to indemnify shall terminate on the ninetieth (90th) day following the expiration of the applicable statute of limitations unless before such date Purchaser has provided Seller or Shareholder, as applicable, with an applicable Claim Notice (in which event the representations and warranties that are the subject of such Claim Notice shall survive with respect to such claim until such time as such claim is fully and finally resolved);

(ii) with respect to indemnification under Section 10.01(a)(ii) in connection with a breach by Seller of any of the representations and warranties contained in Section 3.07 (Compliance with Laws) or Section 3.10 (Employee Matters), such obligation to indemnify shall terminate three (3) years after the date of this Agreement unless before such date Purchaser has provided Seller with an applicable Claim Notice (in which event the representations and warranties that are the subject of such Claim Notice shall survive with respect to such claim until such time as such claim is fully and finally resolved);

(iii) with respect to indemnification under (A) Section 10.01(a)(ii) (other than in connection with a breach by Seller of any of the representations and warranties contained in Section 3.07 (Compliance with Laws) or Section 3.10 (Employee Matters)) or (B) Section 10.01(d)(i) in connection with a breach by Shareholder of any of her representations and warranties contained in Section 3.03 (No Conflicts; Consents and Approvals), such obligation to indemnify shall terminate two (2) years after the date of this Agreement unless before such date Purchaser has provided Seller or Shareholder, as applicable, with an applicable Claim Notice (in which event the representations and warranties that are the subject of such Claim Notice shall survive with respect to such claim until such time as such claim is fully and finally resolved); and

(iv) there shall be no obligation to indemnify under (x) Section 10.01(a)(ii) or (y) Section 10.01(d)(i) in connection with a breach by Shareholder of any of her representations and warranties contained in Section 3.03 (No Conflicts; Consents and Approvals), (A) unless the aggregate of all Losses for which Seller and Shareholder, but for this clause (A), would be liable under Sections 10.01(a)(ii) and Section 10.01(d)(i) in connection with a breach by Shareholder of any of her representations and warranties contained in Section 3.03 (No Conflicts; Consents and Approvals) exceeds $500,000 (the “Basket Amount”) (in which event, the Purchaser Indemnified Persons shall be entitled to collect such Losses only to the extent the aggregate amount of such Losses exceeds the Basket Amount); or (B) for any amount, once the aggregate indemnification paid by Seller and Shareholder under Section 10.01(a)(ii) and Section 10.01(d)(i) in connection with a breach by Shareholder of any of her representations and warranties contained in Section 3.03 (No Conflicts; Consents and Approvals) exceeds $7,500,000 (the “Cap”);

provided, however, that for purposes Section 10.01(a)(i), Section 10.01(a)(ii) and Section 10.01(d)(i), all qualifiers or exceptions as to “materiality,” “Material Adverse Effect,” dollar thresholds or other similar qualifications (other than the “Material Adverse Effect” qualifier in Section 3.05(b) (Absence of Certain Changes or Events)) shall be disregarded both for purposes of (i) determining the existence or occurrence of a breach and (ii) determining the amount of Losses arising out of or resulting therefrom.

(c) During the Applicable Post-Closing Period, Seller hereby covenants and agrees that:

(i) it shall not liquidate or dissolve;

(ii) pending its use pursuant to clause (iii) below, it will invest the Retained Amount solely in Permitted Investments; and

(iii) it will use the Retained Amount solely to pay Retained Liabilities (which shall include, for the avoidance of doubt, fees and expenses of counsel and other advisors to Seller or Shareholder who are retained in connection with such Retained Liabilities), either directly or as contemplated by Section 10.04(b); provided, however, that for the avoidance of doubt and without limiting the generality of the foregoing, the Retained Amount shall not be used to pay (A) any fees or expenses incurred by or on behalf of Seller, Shareholder or any of their Affiliates in connection with this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby or any actual or contemplated equity or debt financing, refinancing, recapitalization, change-in-control transaction, business combination transaction, sale or license of material assets outside the ordinary course of business or similar matter, (B) ongoing routine maintenance costs and expenses, (C) any costs or expenses associated with the winding down and liquidation of Seller that are incurred following the Closing, or (D) any amounts, directly or indirectly, to Shareholder, her family members or their respective Affiliates or any other shareholder or equityholder of Seller (whether as a dividend, distribution on or repurchase of equity, pursuant to contractual obligation or otherwise).

(d) From and after the Closing, Shareholder shall indemnify, defend and hold harmless Purchaser from and against all Losses incurred by the Purchaser Indemnified Persons that arise out of or relate to:

(i) any breach by Shareholder of any of her representations and warranties contained in Sections 3.02(b) (Authority), 3.03 (No Conflict; Consents and Approvals), 3.08(d) (Ownership of Assets) and 3.17 (Brokers);

(ii) any breach by Shareholder of any of her covenants contained in Sections 5.03 (Confidentiality) (but only with respect to her, and not under any circumstances in connection with any breach thereof by Seller or any of Seller’s Affiliates (other than Shareholder), if any) and 5.12 (No Competition; No Solicitation); or

(iii) any Losses for which Seller is required to indemnify a Purchaser Indemnified Person under Section 10.01(a) but is unable to pay to the extent (and only to the extent) that such inability to pay is a result of (A) any breach by Seller of any of its covenants and agreements in Section 10.01(c), or (B) any payment by Seller to Shareholder, her family members or their respective Affiliates or any other shareholder or equityholder of Seller (whether as a dividend, distribution on or repurchase of equity, pursuant to contractual obligation or otherwise) following the Applicable Post-Closing Period, if both (x) prior to such payment Seller has not made adequate provision for its known debts and liabilities in accordance with Section 2005 of the California Corporations Code, and (y) the Losses for which Seller is unable to pay as provided above arise out of or relate to such known debts or liabilities. For the avoidance of doubt, Seller’s contesting and/or defending in good faith any claim by Purchaser for Losses shall not be deemed to be an “inability to pay” by Seller of any such Losses.

(e) From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and Shareholder from and against all Losses incurred by Shareholder, Seller and its officers, directors, members, managers, employees and representatives (collectively the “Seller Indemnified Persons”) that arise out of or relate to:

(i) any breach by Purchaser of any of Purchaser’s representations and warranties contained in this Agreement;

(ii) any breach by Purchaser of any of its covenants contained in this Agreement (including under Section 5.15 hereof) or any Ancillary Agreement; or

(iii) any Assumed Liabilities.

SECTION 10.02. Notice of Claim; Defense.

(a) If (i) any third party or Governmental Authority institutes, threatens or asserts any Action that may give rise to Losses for which a party (an “Indemnifying Party”) may be liable for indemnification under this Article X (a “Third-Party Claim”) or

(ii) any Person entitled to indemnification under this Agreement (an “Indemnified Party”) shall have a claim to be indemnified by an Indemnifying Party that does not involve a Third-Party Claim, then the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of such claim and the amount of all related Losses (a “Claim Notice”). Any failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations under this Article X, except to the extent that it is actually prejudiced by such failure.

(b) In the event of a Third-Party Claim, the Indemnifying Party may in its sole discretion elect promptly and in any event within thirty (30) days after receipt of the Claim Notice, to retain counsel of its choice to represent such Indemnified Parties in connection with such Action and shall pay the fees, charges and disbursements of such counsel. If the Indemnifying Party so elects, the Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Action, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if the Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate, provided that (i) the Indemnifying Party shall control the defense of the Indemnified Parties in connection with such Action and (ii) the Indemnified Parties and their counsel shall cooperate with the Indemnifying Party and its counsel in connection with such Action. The Indemnifying Party shall not settle, compromise or discharge any such Action without the relevant Indemnified Parties’ prior written consent (which shall not be unreasonably withheld), unless the terms of such settlement, compromise or discharge (A) provide for no relief other than the payment of monetary damages (and such monetary damages are paid in full by the Indemnifying Party), (B) do not contain any admission of liability on the part of any Indemnified Party, and (C) include a full and unconditional release of all Indemnified Parties. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Action that is entered into without its prior written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third-Party Claim if (v) such Third-Party Claim relates to or arises in connection with any criminal proceeding, (w) such Third-Party Claim seeks an injunction or equitable relief against any Indemnified Party (other than in cases where the primary remedy being sought by such third party or Governmental Authority is monetary damages), (x) such Third-Party Claim has or would reasonably be expected to result in Losses in excess of the Cap, (y) the Indemnifying Party has failed or is failing to defend in good faith such Third-Party Claim, or (z) such Third-Party Claim is being asserted by a Governmental Authority or Regulatory Authority or is primarily related to compliance with applicable Laws by the Business or its Permits.

(c) From and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its counsel, experts and representatives reasonable access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to the Claim Notice at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties incurred in connection therewith).

SECTION 10.03. No Duplication; Exclusive Remedy; Indemnification Limitations. (a) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting an Asset, an Assumed Liability, an Excluded Asset or a Retained Liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.

(b) From and after the Closing, except in the case of fraud, the exclusive remedy of the Purchaser Indemnified Persons and the Seller Indemnified Persons in connection with this Agreement, the Ancillary Agreements (other than the Transition Services Agreement and the Mortgage Loan Purchase Agreement) and the transactions contemplated hereby and thereby (whether under any such contract or arising under common law or any other Law) shall be as provided in this Article X. In furtherance of the foregoing, each party, on behalf of itself and each other Purchaser Indemnified Person or Seller Indemnified Person (as applicable), hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from fraud) it may have against the other parties or any of their respective Affiliates or representatives arising under or based upon this Agreement, any Ancillary Agreement (other than the Transition Services Agreement and the Mortgage Loan Purchase Agreement), or any document or certificate delivered in connection herewith or therewith, any applicable Law, common law or otherwise (except pursuant to the indemnification provisions set forth in this Article X). Nothing in this Section 10.03(b) shall interfere with or impede the operation of Section 7.04 or Section 11.02 or the remedies available under the Mortgage Loan Purchase Agreement or the Transition Services Agreement or a party’s right to seek equitable remedies (including specific performance or injunctive relief) to enforce any covenant in this Agreement to be performed after the Closing.

(c) The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and agreements shall not be affected by (i) any breach of Section 5.02(c) by such Indemnified Party, or (ii) any investigation conducted with respect to, or any knowledge actually acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement.

(d) For purposes of determining the amount of any Losses, such amount shall be reduced by the amount of any insurance benefits and proceeds (collectively, “Insurance Benefits”) actually received by the Indemnified Party or any Affiliate thereof in respect of the Losses (net of any deductible amounts). For the avoidance of doubt, no Purchaser Indemnified Person shall have any obligation to pursue any insurance recovery or to commence any Action against any insurer or third party. In calculating any Losses, there shall be (i) an increase for any Taxes the applicable Indemnified Party or any Affiliate thereof incurs as a result of a payment in respect of such Losses under Section 10.01, and (ii) deducted (A) any indemnification, contribution or other similar payment actually recovered by the Indemnified Party or any Affiliate thereof from any third party with respect thereto; and (B) any Tax Benefit or refund to which the applicable Indemnified Party or any Affiliate thereof might be entitled as a result of such Losses. Any such amounts or benefits received by an Indemnified Party or any Affiliate thereof with respect to any indemnity claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnifying Party to the extent the Indemnified Party has previously received the full amount of the Loss associated with such claim. If the amount to be netted hereunder from any indemnification payment required hereunder is determined after payment by the Indemnifying Party of any amount otherwise required to be paid as indemnification pursuant hereto, the Indemnified Party shall repay, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant hereto had such determination been made at the time of such payment.

SECTION 10.04. Security for Indemnification. To secure the obligations of Seller (and Shareholder if applicable under Section 10.01(d)) to indemnify the Purchaser Indemnified Persons under Section 7.04 and this Article X, on the Closing Date Purchaser will deposit on behalf of Seller and Shareholder the Escrowed Amount with the Escrow Agent, to be held and released in accordance with the terms of the Escrow Agreement. Until all of the Escrowed Amount has been released in accordance with the terms of the Escrow Agreement, any indemnification required to be made by Seller (other than under Section 10.01(a)(iv)) (or Shareholder if applicable under Section 10.01(d)) shall first be satisfied pursuant to the terms of the Escrow Agreement and from the Escrowed Amount, except that Purchaser may instead elect, by notice to Seller, that (a) Seller shall make all or any portion of any indemnification payment required to be made by Seller under Section 10.01(a)(iv) first from the Retained Amount and (b) if any such indemnification payment under Section 10.01(a)(iv) has previously been paid from the Escrowed Amount, Seller shall pay from the Retained Amount to the Escrow Agent (to be used to increase the Escrowed Amount) the amount of such prior indemnification payment. After all of the Escrowed Amount has been released, any indemnification obligations then remaining unsatisfied or thereafter arising shall be directly satisfied by Seller (and Shareholder if applicable under Section 10.01(d)) through the payment to Purchaser of cash in an amount equal to the indemnifiable Loss, as provided in this Article X; provided, however, that in no event shall such sum exceed in the aggregate the Cap, if applicable. Shareholder hereby consents to any distribution of the Escrow Funds (as such term is defined in the Escrow Agreement) made in accordance with, and not in violation of, the Escrow Agreement.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01. Waiver. Either party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any failure to assert, or delay in the assertion of, rights under this Agreement shall not constitute a waiver of those rights.

SECTION 11.02. Expenses.

(a) Except as otherwise provided in this Agreement or the Ancillary Agreements, the parties shall bear their respective direct and indirect costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby.

(b) Unless otherwise indicated, all dollar amounts stated in this Agreement are stated in U.S. currency and all payments required under this Agreement shall be paid in U.S. currency in immediately available funds.

SECTION 11.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person, by overnight service or courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Persons at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

If to Seller:

Greenlight Financial Services

18200 Von Karman Ave., Ste. 300

Irvine, CA 92612

Attention: Joann Pham

Fax Number: (949) 567-1402

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

333 S. Hope Street, 48th Floor

Los Angeles, CA 90071

Attention: David Sands

Fax Number: (213) 620-1398

If to Shareholder:

Joann Pham

6499 Havenwood Circle

Huntington Beach, CA 92648

Fax Number: (714) 539-9930

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

333 S. Hope Street, 48th Floor

Los Angeles, CA 90071

Attention: David Sands

Fax Number: (213) 620-1398

If to Purchaser:

Nationstar Mortgage LLC

350 Highland Dr.

Lewisville, TX 75067

Attention: Tony Villani

Fax Number: (214) 488-1459

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Christopher E. Austin

Fax Number: (212) 225-3999

All notices, consents, waivers and other communications shall be deemed to have been duly given (as applicable): if delivered by hand, when delivered by hand; if delivered by overnight service, when delivered by nationally recognized overnight service; if delivered by courier, when delivered by courier; if sent via registered or certified mail, five (5) Business Days after being deposited in the mail, postage prepaid; or if delivered by facsimile, when received by the recipient prior to 5:00 p.m. local time for the recipient (and if received by the recipient after 5:00 p.m. local time for the recipient, then delivery will be deemed duly given at 9:00 a.m. local time for the recipient on the subsequent Business Day).

SECTION 11.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

SECTION 11.06. Entire Agreement. This Agreement, together with the Ancillary Agreements, the Nondisclosure Agreement and the Limited Consent Agreement dated April 22, 2013 between Purchaser, Seller and OTC Pacific, LLC, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among Seller, Shareholder and Purchaser with respect to the subject matter hereof.

SECTION 11.07. Assignment. Except as explicitly provided herein, no party may directly or indirectly transfer any of its rights or delegate any of its obligations hereunder without the prior written consent of the other parties; provided, however, that Purchaser may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates or (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, if Purchaser nonetheless remains fully responsible for the performance of its obligations hereunder. Any purported transfer or delegation in violation of this Section 11.07 shall be null and void.

SECTION 11.08. No Third-Party Beneficiaries. Except for the rights of the Purchaser Indemnified Persons and Seller Indemnified Persons under Article X, this Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 11.09. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the parties.

SECTION 11.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any questions, claims, disputes, remedies or Actions arising from or related to this Agreement or the transactions contemplated hereby, and any relief or remedies sought by any parties hereunder, shall be governed exclusively by the laws of the State of New York, without regard to any conflict of laws provisions thereof that would result in the application of the laws of another jurisdiction.

(b) To the fullest extent permitted by applicable Law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York or any court of the State of New York sitting in the Borough of Manhattan, and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in New York, New York for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court or any claim that any such Action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.03 or any other manner as may be permitted by Law shall be valid and sufficient service thereof, and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.10.

SECTION 11.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail (in portable document format) shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.12. No Presumption. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received experienced legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provisions.

SECTION 11.13. Availability of Equitable Relief. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof. Accordingly, prior to the termination of this Agreement pursuant to Article IX, in the event of any breach or threatened breach by a party of its obligations under this Agreement prior to the Closing, the affected party shall be entitled to equitable relief (including specific performance of the terms hereof), without the need to post a bond or prove the inadequacy of monetary damages, without prejudice to any other rights or remedies that may otherwise be available to such other party.

SECTION 11.14. Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

SECTION 11.15. Seller Disclosure Schedule. The Seller Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedule is intended to vary the definition of “Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement. It is specifically acknowledged that the Seller Disclosure Schedule may expressly provide exceptions to a particular Section of Article III notwithstanding that the Section does not state “except as set forth in Section ‘    ’ of the Seller Disclosure Schedule” or words of similar effect.

SECTION 11.16. Construction of Agreements. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement entered into pursuant to this Agreement, the provisions of this Agreement shall control (unless the Ancillary Agreement explicitly provides otherwise).

[Signature page follows.]

IN WITNESS WHEREOF, Seller, Shareholder and Purchaser have caused this Agreement to be duly executed as of the date first written above.

GREENLIGHT FINANCIAL SERVICES

By:	/s/ Joann Pham
Name: Joann Pham
Title: Chairman

NATIONSTAR MORTGAGE LLC

By:	/s/ David Hisey
Name: David Hisey
Title: EVP and CFO

JOANN PHAM

/s/ Joann Pham
Joann Pham

Omitted Exhibits and Schedules

Exhibits and Schedules to Acquisition Agreement

Exhibit A:	Form of Bill of Sale and Instrument of Assumption of Liabilities
Exhibit B:	Form of Copyright Assignment Agreement
Exhibit C:	Form of Domain Name Assignment Agreement
Exhibit D:	Form of Escrow Agreement
Exhibit E:	Form of Trademark Assignment Agreement
Exhibit F:	Form of Transition Services Agreement

Schedule 1.01(a)(i):	Assumed Contracts
Schedule 1.01(a)(ii):	Assumed License Agreements
Schedule 1.01(a)(iii):	Business Telephone Numbers and IP Addresses
Schedule 1.01(a)(iv):	Employees
Schedule 1.01(a)(v):	Employment Agreements
Schedule 1.01(a)(vi):	Equipment
Schedule 1.01(a)(vii):	Existing Financing Facilities
Schedule 1.01(a)(viii):	Knowledge of Seller
Schedule 1.01(a)(ix):	Transferred Intellectual Property
Schedule 2.01(b)(xii):	Excluded Assets
Schedule 2.03(a)(ii):	Holdback Amount
Schedule 5.02(a):	Access to Information; Advice of Changes
Schedule 6.01:	Employee List
Schedule 8.03(e):	Third-Party Consents

Seller Disclosure Schedule 3.03:	No Conflict; Consents and Approvals
Seller Disclosure Schedule 3.04:	Financial Statements; No Undisclosed Liabilities
Seller Disclosure Schedule 3.05:	Absence of Certain Changes or Events
Seller Disclosure Schedule 3.06:	Absence of Litigation
Seller Disclosure Schedule 3.07:	Compliance with Laws
Seller Disclosure Schedule 3.08:	Ownership of the Assets
Seller Disclosure Schedule 3.09:	Real Property
Seller Disclosure Schedule 3.10:	Employee Matters
Seller Disclosure Schedule 3.12:	Contracts
Seller Disclosure Schedule 3.13:	Intellectual Property
Seller Disclosure Schedule 3.14:	Insurance
Seller Disclosure Schedule 3.15:	Transactions with Affiliates
Seller Disclosure Schedule 3.16:	Taxes
Seller Disclosure Schedule 3.17:	Brokers
Seller Disclosure Schedule 5.01:	Conduct of Business Prior To the Closing
Seller Disclosure Schedule 7.02:	Information and Documentation Relating to Taxes

Pursuant to Item 6.01(b)(2) of Regulation S-K, the registrant undertakes to furnish supplementally a copy of any of the above-listed attachments to the Commission upon request.